UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 240.14a-12

Graphic Packaging Holding Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

for the

2022 Annual Meeting of Stockholders

on

May 24, 2022

April 1, 2022

Dear Graphic Packaging Holding Company Stockholders:

It is my pleasure to invite you to Graphic Packaging Holding Company’s 2022 Annual Meeting of Stockholders, to be held at our offices located at 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, on Tuesday, May 24, 2022, at 10:00 a.m. local time.

The formal Notice of Annual Meeting and Proxy Statement are enclosed with this letter. The Proxy Statement describes the matters to be acted upon at the Annual Meeting. It also describes how our Board of Directors operates and provides compensation and other information about the management and Board of Directors of Graphic Packaging Holding Company. In addition, we are providing information regarding our Vision 2025 goals for sustainability and growth.

Whether or not you plan to attend the Annual Meeting, your vote is important, and I hope you will vote as soon as possible. You may vote over the internet, by telephone or by mailing a proxy or voting instruction card. Voting over the internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, regardless of whether you attend in person. If you hold your shares in your own name and choose to attend the Annual Meeting, you may revoke your proxy and personally cast your votes at the Annual Meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow instructions from such firm to vote your shares.

Sincerely yours,

Michael P. Doss

President and

Chief Executive Officer

Notice of 2022 Annual

Meeting of Shareholders

    Annual Meeting of Shareholders

Date and Time Tuesday, May 24, 2022 10:00 a.m. EDT	Location Graphic Packaging Holding Company 1500 Riveredge Parkway, Suite 100 Atlanta, Georgia 30328	Record Date March 25, 2022

Voting Matters

At the Annual Meeting of Shareholders, we will vote on the following proposals:

Proposal 1 Election of Directors

Proposal 2 Ratification of Independent Registered Public Accounting Firm

Proposal 3 Advisory Vote on Executive Compensation

How to vote:
In Person	Internet

If your shares are registered directly in your name, you are considered a stockholder of record and you may vote in person at the Annual Meeting. If your shares are held beneficially through a bank or brokerage firm, your shares are considered to be held beneficially in street name. If your shares are held beneficially in street name and you wish to vote in person at the Annual Meeting, you will need to obtain a proxy from the bank or brokerage firm that holds your shares. Please note that even if you plan to attend the Annual Meeting in person, the Company recommends that you vote before the Annual Meeting.

Stockholders of Record should follow the “Vote by Internet “ instructions on their Proxy Card. Stockholders who hold their shares beneficially in street name should vote by accessing the Website specified on the voting instruction card provided by their bank or brokerage firm.

Telephone	Mail
Stockholders of Record should follow the “Vote by Phone” instructions on their Proxy Card. Stockholders who hold their shares beneficially in street name should vote by calling the number specified on the voting instruction card provided by their bank or brokerage firm.

Stockholders of record should complete, sign, date and mail the Proxy Card in the envelope provided. Stockholders who hold their shares beneficially in street name should complete, sign, date and mail the voting instruction card provided by their bank or brokerage firm.

YOUR VOTE IS VERY IMPORTANT.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, PLEASE AUTHORIZE YOUR PROXY OR DIRECT YOUR VOTE BY MAIL, INTERNET OR TELEPHONE AS DESCRIBED ABOVE.

Index of Frequently Requested Information

Board and Committee Membership	4

CEO Pay Ratio	38

Clawback Provisions	35

Compensation Discussion and Analysis	21

Hedging and Pledging Policy	36

Peer Group and Market Data	24

Stock Ownership Guidelines for Directors and Officers	35

Summary Compensation Table	37

Page i

Helpful Resources

Where You Can Find

More Information

Annual Meeting Information

Proxy Statement:

https://investors.graphicpkg.com/financials/default.aspx#sec

Annual Report:

https://investors.graphicpkg.com/financials/default.aspx#annual

Voting Your Proxy via the Internet Before the Annual Meeting:

www.proxyvote.com

Board of Directors

https://investors.graphicpkg.com/governance/board-of-directors/default.aspx

Communications with the Board

Graphic Packaging Holding Company

1500 Riveredge Parkway

Suite 100

Atlanta, Georgia 30328

Attn: Chairman of the Board

Governance Documents

https://investors.graphicpkg.com/governance/governance-documents/default.aspx

•	Corporate Governance Guidelines

•	Committee Charters

•	Code of Business Conduct and Ethics

Investor Relations

https://investors.graphicpkg.com/home/default.aspx

Sustainability

https://www.graphicpkg.com/sustainability/

Definition of Certain Terms or Abbreviations

BOARD	The Board of Directors of Graphic Packaging Holding Company

CEO	Chief Executive Officer

CFO	Chief Financial Officer

COMPANY	Graphic Packaging Holding Company, a Delaware corporation

CRB	Coated Recycled Board

ESG	Environmental, Social and Governance Matters

FYE	Fiscal Year End

GAAP	Generally Accepted Accounting Principles in the United States

LTIR	Loss Time Injury Rate

LTIP	Long-Term Equity Incentive Program

NEO	Named Executive Officer

NET ORGANIC SALES GROWTH	The annual percentage of growth in Net Sales – Open Market Sales - Sales from Acquisitions closed within the past 12 months – Pricing -Effect of Foreign Exchange

NYSE	New York Stock Exchange

RECORD DATE	March 25, 2022

RSU	Restricted Stock Unit

SEC	Securities and Exchange Commission

Page ii

Proxy Summary

This summary provides an overview of key information in this Proxy Statement. We encourage you to read the entire Proxy Statement before voting.

ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Tuesday, May 24, 2022

Location:	Graphic Packaging Holding Company 1500 Riveredge Parkway, NE Suite 100 Atlanta, Georgia 30328

Record Date:	March 25, 2022

VOTING MATTERS

		Board Recommendation	Page

Proposal No. 1:	Election of Directors	Vote FOR each nominee	11

Proposal No. 2:	Ratification of Independent, Registered Public Accounting Firm	Vote FOR ratification	20

Proposal No. 3:	Advisory Vote on Executive Compensation	Vote FOR approval	45

CORPORATE GOVERNANCE HIGHLIGHTS

➤ Currently separate Chairman of the Board and CEO structure

➤ No Director may serve on more than three other Boards of Directors, and the CEO may serve on no more than one other public company Board of Directors

➤ Director nominees who receive a majority of withhold votes are required to resign, subject to acceptance of such resignation by the Board

➤ Board mandatory retirement age of 72

➤ Regular executive sessions of non-management Directors

➤ Directors and senior officers are subject to stock ownership guidelines

➤ Annual Board and Committee evaluation process to ensure the Board is functioning effectively

➤ Annual review and approval of the long-term strategic plan and the annual operating plan

➤ Initial orientation program for new Directors and ongoing education for Directors through site visits, meetings with management and other special programs

➤ Formal annual evaluation of the President and CEO and annual report on management development

➤ Annual stockholder vote on “Say-on-Pay”

➤ No stockholder rights plan or “poison pill”

➤ Oversight of ESG and diversity and inclusion efforts expressly delegated to the Nominating and Corporate Governance Committee and Compensation and Management Development Committee, respectively

BUSINESS HIGHLIGHTS

➤ Completed Americraft and AR Packaging acquisitions, significantly expanding geographic reach, markets and product portfolio

➤ Began commissioning of the world’s lowest-cost and highest-quality coated recycled paperboard machine in Kalamazoo, Michigan

➤ Increased annual Net Sales by 9%, with Net Organic Sales increasing 2% over 2020

1Net Organic Sales = Net Sales – open market sales – sales from acquisitions closed within the last 12 months – pricing – foreign exchange impact.

Page iii

Proxy Statement

for the

Annual Meeting of Stockholders

on

May 24, 2022

General Information

ANNUAL MEETING AND VOTING INFORMATION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Graphic Packaging Holding Company of proxies to be voted at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card or notice of availability on the Internet will first be sent on or before April 1, 2022 to the Company’s stockholders of record as of the close of business on the Record Date. References in this Proxy Statement to the “Company,” “Graphic Packaging,” “GPHC,” “we,” “us,” and “our” or similar terms are to Graphic Packaging Holding Company.

Outstanding Shares

As of the close of business on the Record Date, there were 308,282,150 shares of the Company’s common stock outstanding and entitled to vote. Stockholders are entitled to one vote for each share held on all matters to come before the Annual Meeting.

Who May Vote

Only stockholders who held shares of the Company’s common stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

How Proxies Work

The Board of Directors is asking for your proxy. By giving the Board your proxy, your shares will be voted at the Annual Meeting in the manner you direct. If you do not specify how you wish to vote your shares, your shares will be voted “FOR” the election of each of the Director nominees, “FOR” the approval of the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and “FOR” the proposal to approve the compensation paid to the Company’s named executive officers. The proxyholders will vote shares according to their discretion on any other matter properly brought before the Annual Meeting.

If for any reason any nominee for election as Director is unable or declines to serve as a Director, discretionary authority may be exercised by the proxyholders to vote for a substitute proposed by the Board.

If the shares you own are held beneficially in street name by a bank or brokerage firm, such firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under the rules of the NYSE, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” Banks and brokerage firms are allowed to exercise discretionary voting authority for beneficial owners who have not provided voting instructions only with respect to Proposal 2 set forth in this Proxy Statement and not with respect to any other proposal to be voted on at the Annual Meeting.

General Information

How to Vote Your 401(k) Plan Shares

If you participate in the Company’s 401(k) Savings Plan or the Company’s Hourly 401(k) Savings Plan (the “401(k) Plans”), you may give voting instructions as to the number of share equivalents held in your account as of the Record Date to the trustee of the 401(k) Plans. You provide voting instructions to the trustee, Fidelity Management Trust Company, by completing and returning the proxy card accompanying this Proxy Statement. The trustee will vote your shares in accordance with your duly executed instructions if received by 11:59 p.m. Eastern Time on May 21, 2022. If you do not send instructions, the trustee will not vote the number of share equivalents credited to your account.

You may also revoke voting instructions previously given to the trustee by filing either a written notice of revocation or a properly completed and signed proxy card bearing a later date with the trustee no later than 11:59 p.m. Eastern Time on May 21, 2022. Your voting instructions will be kept confidential by the trustee.

Quorum

In order to carry out the business of the Annual Meeting, there must be a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes present at the Annual Meeting for purposes of calculating whether a quorum is present.

Votes Needed

The Director nominees receiving the largest number of votes cast are elected, up to the maximum number of Directors fixed by the Board to be elected at the Annual Meeting. As a result, any shares not voted, whether by abstention, broker non-vote or otherwise, have no effect on the election of Directors, except to the extent that the failure to vote for a particular nominee may result in another nominee receiving a larger number of votes. However, under the Company’s Corporate Governance Guidelines, a nominee for director who receives a greater number of votes “withheld” than “for” is expected to tender his or her resignation to the Board promptly following certification of the election results. The Nominating and Corporate Governance Committee will consider any resignation tendered under this policy and recommend to the Board whether to accept or reject it. The Board will act on such resignation within 90 days following the certification of election results. A Director who tenders his or her resignation will not participate in the Nominating and Corporate Governance Committee’s recommendation or in the Board’s decision regarding whether to accept such resignation. Approval of Proposals 2 and 3 requires the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote on such matter at the Annual Meeting. An abstention with respect to these matters will have the effect of a vote against such proposal and broker non-votes will have no effect, as broker non-votes are not treated as shares entitled to vote.

Changing Your Vote

Shares of the Company’s common stock represented by proxy will be voted as directed unless the proxy is revoked. Any proxy may be revoked before it is exercised by sending an instrument revoking the proxy or a proxy bearing a later date to the Company’s Corporate Secretary. Any notice of revocation should be sent to: Graphic Packaging Holding Company, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, Attention: Corporate Secretary. Any proxy submitted over the Internet or by telephone may also be revoked by submitting a new proxy over the Internet or by telephone. A proxy is also revoked if the person who executed the proxy is present at the Annual Meeting and elects to vote in person.

Attending in Person

Only stockholders, their designated proxies and guests of the Company may attend the Annual Meeting. If your shares are held beneficially in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of shares of the Company’s common stock as of the Record Date in order to be admitted to the Annual Meeting.

Internet Availability of this Proxy Statement and Form 10-K

The Company’s Proxy Statement, 2021 Annual Report to Stockholders and 2021 Annual Report on Form 10-K are available on the Company’s website at www.graphicpkg.com in the Investors section.

General Information

ANNUAL REPORT

The Company’s 2021 Annual Report accompanies this Proxy Statement. The Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for GPHC is included in the Annual Report and is available without charge upon written request addressed to Graphic Packaging Holding Company, Investor Relations, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328. The Company will also furnish any exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, if specifically requested.

Corporate Governance Matters

INFORMATION REGARDING THE BOARD OF DIRECTORS

Members, Standing Committees and Meetings of the Board of Directors

The table below shows the current members and chairs of the Board of Directors and each standing committee of the Board, the tenure and independence status of each Board member, the Audit Committee Financial Expert status of the members of the Audit Committee and the number of Board and committee meetings held during 2021.

Director	Tenure on Board of Directors	Board of Directors	Audit Committee	Compensation and Management Development Committee	Nominating and Corporate Governance Committee

Aziz Aghili(1)	.1 Year	●

Laurie Brlas	3.2 Years	●		●	●

Paul D. Carrico*	7.4 Years	●	●		●

Michael P. Doss#	6.8 Years	●

Robert A. Hagemann*	7.8 Years	●	●	C

Philip R. Martens	8.3 Years	C			C

Mary K. Rhinehart*	1.2 Years	●	●	●

Dean A. Scarborough*	3.6 Years	●	●	●

Larry M. Venturelli*	5.8 Years	●	●	●

Lynn A. Wentworth*	12.3 Years	●	C		●

Number of Meetings		6	8	5	3

● Member                C Chair                #  Non Independent                * Financial Expert

(1)	Mr. Aghili joined the Board of Directors and Mr. David D. Campbell retired from the Board of Directors on March 1, 2022.

Q.        How does Graphic Packaging determine which Directors are independent?

A.         For purposes of this Proxy Statement, “independent” and “independence” have the meanings set forth under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations adopted thereunder by the SEC, the corporate governance listing standards of the NYSE, and the Company’s Corporate Governance Guidelines, all as in effect from time to time. A Director will not qualify as independent unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, in accordance with the corporate governance listing standards of the NYSE, the Company will also apply the following standards in determining whether a Director is independent:

•

A Director who is an employee of the Company, or whose immediate family member serves as one of the Company’s executive officers, may not be deemed independent until three years after the end of such employment relationship.

•

A Director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than Board and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent until three years after he or she ceases to receive more than $120,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer or compensation received by an immediate family member for service as one of the Company’s non-executive employees will not be considered in determining independence under this test.

Corporate Governance Matters

•

A Director who is a partner or employee of a firm that is the Company’s internal or external auditor or whose immediate family member is a partner of such a firm or is a current employee of such a firm and personally works on the Company’s audit may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship.

•

A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s current executive officers at the same time serve on that company’s compensation committee may not be deemed independent until three years after the end of such service or the employment relationship.

•

A Director who is an employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, may not be deemed independent until three years after falling below that threshold.

Applying these standards, the Board of Directors determined that all of the Company’s Directors who served in 2021 were independent, except Mr. Doss. Mr. Doss is not considered independent because he serves as an executive officer of the Company.

Q.        What is the leadership structure of the Board of Directors?

A.        Pursuant to the Company’s By-Laws, the Chairman of the Board of Directors is elected from time to time by the members of the Board of Directors. The By-Laws do not require, and the Board of Directors does not have a specific policy with respect to, the separation of the roles of the Chairman of the Board and the Chief Executive Officer. The By-Laws provide that the Chairman of the Board shall preside over each meeting of the stockholders of the Company and the Board of Directors and may have other duties and powers as conferred upon the Chairman by the Board of Directors. In accordance with the Company’s Corporate Governance Guidelines, if the Chairman of the Board is the Chief Executive Officer, the independent directors are required to elect one independent director to serve as Lead Director. The Lead Director is responsible for, among other duties, assisting the Chairman in providing Board leadership and presiding over the regular executive sessions of the Board at which non-management Directors meet without management participation.

Mr. Philip A. Martens was elected by the Board to serve as Chairman on May 25, 2016 and has served as Chairman since that time. The Board believes that having an independent Board member serve as Chairman currently is appropriate. The Board believes that separating the roles of the Chairman and CEO is beneficial in part because it provides additional resources for managing the Board’s functions, as well as experienced, independent oversight of management. In general, our Chairman of the Board will work with our CEO and other Board members to determine the Board’s strategic priorities, while the CEO will be responsible for communicating the Board’s guidance to management and implementing the Company’s key strategic initiatives.

Q.        Did any of the Company’s Directors attend fewer than 75% of the meetings of the Board and their assigned committees?

A.        All of the Company’s Directors attended 95% or more of the meetings of the Board and their assigned committees during 2021.

Q.        What is the Company’s policy on Director attendance at annual meetings of stockholders?

A.         Directors are expected to attend each annual meeting of stockholders but are not required to do so. All of the Company’s Directors attended the 2021 annual meeting of stockholders.

Q.        Do the non-management Directors meet during the year in executive session?

A.        Yes, the non-management Directors met separately at regularly scheduled executive sessions during 2021 without any member of management being present. Mr. Martens, as Chairman, acted as the presiding Director at each executive session held by the Board.

Corporate Governance Matters

Q.        What does the Audit Committee do?

A.        The purpose of the Audit Committee is to assist the Board in overseeing the financial matters of the Company, such as the Company’s financial statements, internal and independent auditors and audits, and other areas such as legal and regulatory compliance that directly impact the Company’s financial and risk profile. The Committee is responsible for, among other things, assisting the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	compliance with legal and regulatory requirements;

•	systems of internal accounting and financial controls;

•	the performance of the annual independent audit of the Company’s financial statements;

•	the Company’s independent auditor’s qualifications and independence;

•	the performance of the internal audit function; and

•	the review and approval or ratification (if appropriate) of transactions with related parties.

The Audit Committee is also responsible for preparing the Report of the Audit Committee in conformity with the rules of the SEC to be included in the proxy statement for the annual meeting of stockholders.

Q.        What does the Compensation and Management Development Committee do?

A.        The purpose of the Compensation and Management Development Committee is to ensure that the Company’s compensation, integrated talent management and diversity and inclusion programs support the growth and success of the Company without creating incentives that encourage unnecessary risk-taking. Specifically, the Compensation and Management Development Committee does the following:

•	review and approve all compensation programs in which the CEO and the other executive officers participate;

•	review and approve all equity compensation plans;

•	evaluate the alignment between compensation philosophy, plan design and achievement of short and long-term financial and other results, including the development of a growth-oriented culture;

•	review the Company’s compensation practices, policies and programs for executive officers and other employees to ensure that they do not encourage unnecessary or excessive risk-taking;

•	annually review the Company’s integrated talent management processes and diversity, equity and inclusion programs;

•	facilitate the Board’s review of CEO succession planning;

•	direct the annual process for evaluating the CEO’s performance and compensation;

•	annually review and approve all compensation arrangements of the executive officers;

•	evaluate and approve awards of restricted stock units or other types of equity compensation;

•	review the Company’s retirement and savings plans from time to time; and

•	annually review compliance with the executive stock ownership requirements and clawback policy.

Q.        Did the Compensation and Management Development Committee engage a compensation consultant to assist it in making recommendations to the Board of Directors regarding the amount or form of compensation paid to executive officers?

A.        Yes, the Compensation and Management Development Committee engaged Willis Towers Watson US LLC (“WTW”) to serve as an independent compensation advisor to the Compensation and Management Development Committee. Representatives from WTW attended Compensation and Management Development Committee meetings and advised the Compensation and Management Development Committee on compensation trends, best practices and regulatory compliance issues, in addition to providing executive compensation benchmarking analysis.

Corporate Governance Matters

While representatives from WTW work with members of management to collect information and prepare materials for the Compensation and Management Development Committee, such representatives report directly to the Compensation and Management Development Committee and the decision to retain WTW is made solely by the Compensation and Management Development Committee.

Q.        Did WTW provide any services other than executive compensation advisory services in 2021?

A.         WTW was hired primarily to assist the Compensation and Management Development Committee in its review of executive compensation practices, including regulatory compliance issues. During 2021, WTW also provided information and support to the Committee and the Company with respect to calculation of the Total Stockholder Return (“TSR”) metric applicable to Performance-Based RSUs, market data and analysis for senior management positions other than the NEOs, and access to ongoing education on a wide range of compensation and benefits topics.

Q.        Does the Company have compensation policies and practices that create risks that are reasonably likely to have a material adverse effect on the Company?

A.        No, the Company does not believe its compensation policies and practices for its employees create risks that are reasonably likely to have a material adverse effect on the Company. The Company uses performance measures in its short-term and long-term incentive programs that encourage employees to focus on achieving Company-wide profitability and strategic goals. In addition, the design and payout of the Company’s incentive programs are reviewed annually by the Company’s compensation consultant for provisions or practices that might encourage unnecessary or excessive risk-taking and are subject to the review and approval of the Compensation and Management Development Committee and, with respect to the compensation of the President and CEO, the full Board of Directors.

Q.        Does the Compensation and Management Development Committee have any interlocks with other compensation committees?

A.         Ms. Brlas and Messrs. Campbell, Hagemann, Scarborough and Venturelli served as members of the Compensation and Management Development Committee during 2021. None of these members is or has ever been an officer or employee of the Company. No member had any relationship requiring disclosure as a compensation committee interlock during 2021.

Q.        What does the Nominating and Corporate Governance Committee do?

A.        The Nominating and Corporate Governance Committee is responsible for, among other things, identifying qualified individuals for nomination to the Board, recommending new members to the Board, providing orientation and training for new directors, developing and recommending a set of corporate governance principles to the Board, and overseeing the annual evaluations of the Board and its committees and management. In addition, the Nominating and Corporate Governance Committee is responsible for reviewing the Company’s policies and practices for consistency with its responsibility toward sustainability and oversees the Company’s Environmental, Social and Governance efforts and publications.

Q.        What steps does the Board take to exercise its oversight responsibility for the Company’s strategic direction and progress toward achieving its Vision 2025 financial and sustainability goals?

A.        The Board reviews the Company’s strategic direction and initiatives each year when it reviews and approves the Company’s long-range plan. The Board reviews and evaluates the Company’s progress toward achieving its Vision 2025 goals each year when it reviews and approves the annual operating plan. In addition, each of the standing committees of the Board reviews and evaluates specific financial, operational and reputational risks that could affect the Company’s ability to meet its financial and sustainability goals set forth in its Vision 2025 as further described below.

Corporate Governance Matters

BOARD AND COMMITTEE OVERSIGHT OF RISK MANAGEMENT

Full Board

As set forth in the Company’s Corporate Governance Guidelines, the Board is responsible for reviewing, approving and monitoring business strategies and financial performance, and ensuring processes are in place for maintaining the integrity of the Company in financial reporting, legal and ethical compliance matters, and in relationships with customers, suppliers, employees, the community and stockholders. The Board fulfills these responsibilities through a number of different practices, including the approval of each annual operating plan and long-term strategic plan, the review of actual results against such plans at each regular Board meeting, and specific review and approval of significant corporate actions such as acquisitions and divestitures, plant rationalizations and major projects involving significant capital spending. In addition, the Board oversees areas of particular risk through its Audit Committee, Compensation and Management Development Committee and Nominating and Corporate Governance Committee, each of which provides a report to the full Board of Directors at each regular Board meeting.

Audit

Committee

The Audit Committee has oversight responsibility for the quality and integrity of the Company’s financial statements, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. To fulfill these responsibilities, the Audit Committee routinely discusses and evaluates (i) audit findings and issues with the Company’s Chief Financial Officer and independent auditors, (ii) internal controls, processes and issues with the Company’s Vice President of Internal Audit and Chief Audit Executive (who reports directly to the Chairman of the Audit Committee and the Chief Financial Officer), and (iii) legal and regulatory compliance issues with the Company’s Executive Vice President, General Counsel and Secretary. The Committee also periodically reviews and evaluates the Company’s policies with respect to risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In addition to these activities, the Audit Committee reviews each of the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and has the opportunity to discuss such reports with management of the Company and the Company’s independent auditors prior to the filing of such reports with the SEC.

Compensation and Management Development Committee

The Compensation and Management Development Committee has oversight responsibility for any risks to the Company inherent in the structure of the Company’s compensation programs for its employees. Pursuant to its Charter, the Compensation and Management Development Committee reviews and approves the Company’s general compensation philosophy, incentive and equity compensation plans, health and welfare plan offerings and retirement and savings plans for all employees to ensure that they do not encourage unnecessary or excessive risk-taking. In addition, the Compensation and Management Development Committee reviews and approves all compensation arrangements and awards relating to the Company’s executive officers, with all compensation arrangements of the President and CEO of the Company being reviewed and approved for recommendation to the full Board of Directors for final approval. Through its review of these programs and arrangements, as well as its oversight of the Company’s Diversity, Equity and Inclusion Programs and talent management and succession practices, the Compensation and Management Development Committee and the Board has visibility into and exercises oversight over the financial and other risks, such as retention of key management and ability to recruit necessary talent, affected by the Company’s compensation and benefits programs.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has oversight responsibility for Board and Committee succession, as well as Board members’ and Board and Committee Chair compensation. In addition, the Nominating and Corporate Governance Committee reviews and recommends policies and practices such as the stockholding guidelines for directors and senior executives. In addition, the Nominating and Corporate Governance Committee reviews the Company’s policies and practices for consistency with its responsibility toward sustainability and oversees the Company’s sustainability programs and publications.

Corporate Governance Matters

OVERSIGHT OF ESG MATTERS

ESG matters inform our decisions about how we operate and grow our business, protect our environment and support our employees. In recognition of the importance of ESG matters to the Company, we believe that a two-tiered level of oversight provides the best structure to integrate consideration of ESG risks and opportunities into our overall business strategy and help us meet the changing demands of all our stakeholders – stockholders, customers, employees and communities. Our full Board is responsible for the oversight of our sustainability strategy, governance standards, goals and performance and has assigned principal oversight of our sustainability policy and practices to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers current and emerging social and environmental trends, as well as major legislative and regulatory developments and other public policy issues that may impact our business operations or stakeholders. The Committee also reviews the Company’s policy and practices for consistency with its ESG commitments, including goals, performance metrics, and public reporting and makes recommendations to the Board and management. In addition, oversight of governance matters such as enterprise risk management and cybersecurity risk are assigned to the Audit Committee, while oversight of a range of human capital and social matters related to the effective recruitment, development and retention of the diverse talent necessary to support the long-term success of the Company is the responsibility of the Compensation and Management Development Committee.

In July 2021, the Company published its 2020 ESG Report, which is available on the Company’s website at www.graphicpkg.com under Investors/ESG. In addition, in December 2021, the Company was recognized for the second year in a row by Newsweek as one of America’s Most Responsible Companies and was ranked on Forbes’ inaugural list of the World’s Top Female-Friendly Companies and World’s Best Employers.

We encourage you to visit our website (https://investors.graphicpkg.com/esg/default.aspx.) and review our recent ESG report to learn more about our progress in advancing our sustainability goals.

2025 SUSTAINABILITY GOALS

Focus Area	Goals

Greenhouse Gas Emissions	Reduce greenhouse gas emissions intensity by 15% (metric tonnes Co2e/$1,000 sales)

Non-renewable Energy	Reduce non-renewable energy intensity by 15% (MMBTU/$1,000 sales)

Water Conservation	Reduce mill water effluent intensity by 15% (1,000 gal/saleable ton)

Recyclability	100% of revenues from products that are recyclable

Reducing LDPE Usage	Reduce LDPE use by 40%

Forest and Fiber Certification	All global Graphic Packaging facilities compliant with a certification standard

Social Responsibility	All global folding carton manufacturing plants in compliance with Social Compliance Sedex Member Ethical Trade Audit (SMETA)

Waste Diversion	Drive out waste in all our operations

Safety	Reduce LTIR from 0.3 to 0.2

Corporate Governance Matters

OVERSIGHT OF DIVERSITY, EQUITY AND INCLUSION EFFORTS

The Company’s greatest asset is its workforce, and solving ongoing business challenges requires attracting, developing and retaining talented individuals with different skills, ideas and experiences. The Board is one of the driving forces behind creating a culture of diversity, equity and inclusion. In 2020, the Compensation and Management Development Committee was charged by the Board to annually review the Company’s processes and practices related to workforce diversity, equity and inclusion programs and initiatives to drive equitable treatment of employees and a culture of inclusion. The Company has accelerated the development of a multi-year diversity and inclusion strategy with an emphasis on thoughtful, sustainable change and an evolution to a growth culture. This strategy has included establishing roles and accountability for the CEO and the executive officers and also creating a GPI Inclusion Council. The Company is refining hiring, promotion, performance and other human resource practices to support the Company’s diversity and inclusion goals. We have also increased our transparency regarding critical diversity and inclusion metrics in our 2020 ESG Report.

Our employees play a crucial role in achieving our vision and we look to them for their insights and feedback on how they perceive our culture and potential areas for improvement. To leverage this resource, in September 2020 and September 2021, the Company conducted global engagement and culture surveys. Results of these surveys were shared with our entire employee population and also with our Board, which takes a strong interest in understanding employee feedback and helping to guide strategy to meet the needs of our employee base. The Company is accountable to both the Board and its employees to articulate strategies to address any perceived deficiencies reflected by the surveys.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board recognizes that Related Party Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. In March 2007, the Board of Graphic Packaging Corporation (the publicly-traded predecessor to the Company, “GPC”) delegated authority to the Audit Committee to review and approve Related Party Transactions, and the Audit Committee has adopted a Policy Regarding Related Party Transactions.

The Policy Regarding Related Party Transactions defines a “Related Party Transaction” as any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the Company is a participant, and (c) any Related Party (as defined below) has or will have a direct or indirect interest, other than an interest that arises solely as a result of being a director or beneficial owner of less than 10% of another entity. The policy defines a “Related Party” as any (a) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of the Company, (b) any beneficial owner of more than 5% of the Company’s common stock, (c) an immediate family member of any of the foregoing, or (d) any firm, corporation or other entity in which any of the foregoing is employed, is a principal or serves in a similar position, or has a beneficial ownership of more than 5%.

The Policy Regarding Related Party Transactions provides that the Audit Committee shall review all of the material facts and circumstances of all Related Party Transactions and either approve, ratify or disapprove of the entry into the Related Party Transaction. In determining whether to approve a Related Party Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the benefits to the Company, the extent of the Related Party’s interest in the transaction, and if the Related Party is a director or a nominee for director, the impact on such director’s independence. The policy provides that certain Related Party Transactions, including certain charitable contributions, transactions involving competitive bids and transactions in which all stockholders receive proportional benefits, are pre-approved and do not require an individual review by the Audit Committee. You may find a copy of the Policy Regarding Related Party Transactions on the Company’s website at www.graphicpkg.com in the Investors section under Corporate Governance.

GOVERNANCE DOCUMENTS

The Company will provide printed copies of the charters of the Audit Committee, Compensation and Management Development Committee and Nominating and Corporate Governance Committee, as well as the Policy Regarding Related Party Transactions, the Code of Business Conduct and Ethics and the Corporate Governance Guidelines to any person without charge upon request.

Proposal 1 — Election of Directors

The Company’s Board of Directors currently has ten members divided into three classes, with one class being elected each year for a three-year term. The three nominees standing for election as Class III Directors are: Ms. Brlas, Mr. Hagemann and Ms. Rhinehart.

If elected, each Class III nominee will serve three consecutive years with the term expiring in 2025 and until a successor is elected and qualified. The election of the Director nominees is by plurality vote, which means that the three nominees receiving the highest number of affirmative votes will be elected. If at the time of the Annual Meeting, any of these nominees is unable or unwilling to serve as a Director for any reason, which is not expected to occur, the persons named as proxies will vote for such substitute nominee or nominees, if any, as shall be designated by the Board.

Set forth below is certain information regarding the Director nominees and each of the incumbent Directors whose term will continue after the Annual Meeting, including the particular experience, qualifications and skills that led the Board to conclude that the Director nominee or incumbent Director is qualified to serve as a Director of the Company. There are no family relationships among any Directors or executive officers of the Company.

INFORMATION CONCERNING THE NOMINEES

Class III Directors — Terms to Expire in 2025

Laurie Brlas Former Executive Vice President and Chief Financial Officer, Newmont Mining Corporation

Biographical Information:

Laurie Brlas, 64, joined the Company’s Board on January 11, 2019. In December 2016, Ms. Brlas retired from Newmont Mining Corporation (“Newmont”), a mining industry leader in value creation and sustainability. Ms. Brlas joined Newmont in 2013 and served as Executive Vice President and Chief Financial Officer until October 2016. From 2006 through 2013, Ms. Brlas held various positions of increasing responsibility with Cliffs Natural Resources, most recently she served as Chief Financial Officer and then as Executive Vice President and President, Global Operations. Prior to that, Ms. Brlas served as Senior Vice President and Chief Financial Officer of STERIS Corporation from 2000 through 2006 and from 1995 through 2000, Ms. Brlas held various positions of increasing responsibility with Office Max, Inc. Most recently, Ms. Brlas served as Senior Vice President and Corporate Controller. Ms. Brlas currently serves on the Board of Directors of Albemarle Corporation, a specialty chemical company, Exelon Corporation, a Fortune 100 power company, and Autoliv, Inc., a global automotive safety supplier.

Qualifications:

The Board concluded that Ms. Brlas is qualified to serve as a Director of the Company because of her previous executive leadership roles at several large public companies, including serving as Executive Vice President and Chief Financial Officer of Newmont Mining Corporation, a $7.3 billion mining company, as well as her extensive board and corporate governance experience on a number of public boards of directors.

Proposal 1 — Election of Directors

Robert A. Hagemann Former Senior Vice President and Chief Financial Officer, Quest Diagnostics Incorporated

Biographical Information:

Robert A. Hagemann, 65, joined the Company’s Board on May 21, 2014. Mr. Hagemann, who is currently retired, was most recently Senior Vice President and Chief Financial Officer of Quest Diagnostics Incorporated (“Quest”) from May 2003 to July 2013. Prior to that, Mr. Hagemann served as Vice President and Chief Financial Officer of Quest from August 1998. Mr. Hagemann joined a predecessor company, Corning Life Sciences, Inc. (“Corning”), a subsidiary of Quest’s former parent, Corning Incorporated, in 1992, and held a variety of senior financial positions before being named Vice President and Corporate Controller of Quest in 1996. Prior to joining Corning, Mr. Hagemann was employed by Prime Hospitality, Inc. and Crompton & Knowles, Inc. in senior financial positions. He was also previously employed by Arthur Young & Co., a predecessor company to Ernst & Young. Mr. Hagemann serves on the Board of Directors of Zimmer Biomet Holdings, Inc. and Ryder System, Inc.

Qualifications:

The Board concluded that Mr. Hagemann is qualified to serve as a Director of the Company because of his 15 years of experience as the Chief Financial Officer of Quest Diagnostics, as well as his experience as a board member of both Zimmer Biomet Holdings, Inc. and Ryder System, Inc. Mr. Hageman serves as Chairman of the Audit Committee and a member of the Corporate Governance Committee for Zimmer Biomet Holdings, Inc. In addition, Mr. Hagemann serves as a member of the Audit Committee and the Finance Committee for Ryder System, Inc. Mr. Hagemann also has extensive acquisition experience, having completed and integrated numerous acquisitions over the course of his career.

Mary K. Rhinehart Chairman of the Board, Johns Manville

Biographical Information:

Mary K. Rhinehart, 63, joined the Company’s Board on February 16, 2021. Ms. Rhinehart is the Chairman of the Board of Johns Manville, a Berkshire Hathaway company and a global manufacturer of premium quality building and specialty products. Ms. Rhinehart has worked at Johns Manville for over four decades, serving in leadership roles in finance, global treasury, global supply chain, human resources and strategic business development, most recently serving as President and Chief Executive Officer and Chairman from 2014 to 2020. Prior to that, Ms. Rhinehart served as Chief Financial Officer from 2004 to 2012. She has run several business units with full P&L responsibilities. Ms. Rhinehart currently serves as a non-executive director for CRH plc, a diversified building materials business, as a member of the Advisory Board of the Harvard Joint Center for Housing Studies, a member of Lubrizol’s Advisory Board, and as a member of the University of Denver Board of Trustees.

Qualifications:

The Board concluded that Ms. Rhinehart is qualified to serve as a Director of the Company because she has extensive finance and executive leadership experience, as well as over six years of experience as the Chairman of the Board of a global manufacturing company with revenues of over $3 billion.

Proposal 1 — Election of Directors

INFORMATION REGARDING CONTINUING DIRECTORS

CLASS I DIRECTORS — TERMS TO EXPIRE IN 2023

Michael P. Doss President and Chief Executive Officer, Graphic Packaging Holding Company

Biographical Information:

Michael P. Doss, 55, is the President and Chief Executive Officer of the Company. He was elected to the Board of Directors on May 20, 2015. Prior to January 1, 2016, Mr. Doss held the position of President and Chief Operating Officer from May 20, 2015 through December 31, 2015 and Chief Operating Officer from January 1, 2014 until May 19, 2015. Prior to these positions, he served as the Executive Vice President, Commercial Operations of the Company. Prior to this, Mr. Doss held the position of Senior Vice President, Consumer Packaging Division. Prior to March 2008, he served as Senior Vice President, Consumer Products Packaging of Graphic Packaging Corporation since September 2006. From July 2000 until September 2006, he was the Vice President of Operations, Universal Packaging Division. Mr. Doss was Director of Web Systems for the Universal Packaging Division prior to his promotion to Vice President of Operations. Since joining Graphic Packaging International Corporation in 1990, Mr. Doss has held positions of increasing management responsibility, including Plant Manager at the Gordonsville, TN and Wausau, WI plants. Mr. Doss serves on the Board of Directors for the American Forest & Paper Association, the Sustainable Forest Initiative, the Paper Recycling Coalition, the Atlanta Area Council of the Boy Scouts of America, the Paper & Packaging Check-off Board, Sealed Air Corporation, the Metro Atlanta Chamber of Commerce, and the Woodruff Arts Center.

Qualifications:

The Board concluded that Mr. Doss is qualified to serve as a Director of the Company because of his detailed knowledge of the Company and its business, having served in various senior management and operational roles with the Company or its predecessors since 1990. Mr. Doss also has significant financial management training, as he received a Master of Business Administration degree in Finance from Western Michigan University and has had supervisory responsibility for the Chief Financial Officer since becoming the President and Chief Executive Officer of Graphic Packaging Holding Company in January 2016.

Dean A. Scarborough Former Chief Executive Officer, Avery Dennison Corporation

Biographical Information:

Dean A. Scarborough, 66, joined the Company’s Board on July 27, 2018. In May 2016, Mr. Scarborough retired as Chief Executive Officer of Avery Dennison Corporation (“Avery”), a leader in packaging and labeling solutions with $6 billion in annual sales. Mr. Scarborough joined Avery in 1983 and served in a series of positions of increasing responsibility. In 1990, he was promoted to Vice President and General Manager of Label and Packaging Materials’ North American division. Five years later, he moved to the Netherlands and led Label and Packaging Materials Europe. Returning to the U.S. in 1997, he was appointed group Vice President, Label and Packaging Materials North America and Labels and Packaging Materials Europe. Two years later, he was promoted to group Vice President, Label and Packaging Materials Worldwide. In 2000, he was elected President and Chief Operating Officer. From 2005 until his retirement in 2016, Mr. Scarborough served as President and Chief Executive Officer and as Chairman of the Board from 2010 to 2016. He retired as Chairman of the Board of Avery in 2019. Additionally, Mr. Scarborough is a member of the Board of Directors of Cardinal Health, Inc.

Qualifications:

The Board concluded that Mr. Scarborough is qualified to serve as a Director of the Company because he recently completed more than 11 years of service as the Chief Executive Officer of Avery Dennison Corporation, a publicly-traded packaging and labeling solutions company with approximately $6 billion in annual sales, and also formerly served as the Chairman of the Board of Directors of such Company. In addition, Mr. Scarborough served for over ten years on the Board of Directors of Mattel, Inc., the world’s largest toy brand. He brings extensive experience in building brand and stockholder value to the Company.

Proposal 1 — Election of Directors

Larry M. Venturelli Former Executive Vice President and Chief Financial Officer, Whirlpool Corporation

Biographical Information:

Larry M. Venturelli, 61, joined the Company’s Board on May 25, 2016. Mr. Venturelli is the former Executive Vice President and Chief Financial Officer of Whirlpool Corporation, the world’s leading global manufacturer of home appliances, and he served in this capacity from January 2012 to August 2016, retiring from the company in February 2017. He joined Whirlpool as Assistant Corporate Controller in 2002. He held a number of positions of increasing leadership accountability in the Investor Relations and Global Finance organizations, serving as Senior Vice President, Corporate Controller, Chief Accounting Officer and Chief Financial Officer for Whirlpool International. Prior to joining Whirlpool, Mr. Venturelli held various financial positions at Royal Caribbean Cruises, Campbell Soup Company and Quaker Oats.

Qualifications:

The Board concluded that Mr. Venturelli is qualified to serve as a Director of the Company because he has over 30 years of corporate finance experience, including approximately five years of experience as the Chief Financial Officer and 4 years as the Corporate Controller of Whirlpool Corporation, a U.S. manufacturing company with revenues exceeding $20 billion. In addition, Mr. Venturelli has 16 years of experience working for U.S. food products companies and has served as the head of Investor Relations.

Class II Directors — Terms to Expire in 2024

Aziz Aghili Executive Vice President and President, Heavy Vehicles Group, Dana

Biographical Information:

Aziz Aghili, 63, joined the Company’s Board on March 1, 2022. Mr. Aghili serves as Executive Vice President and President, Heavy Vehicle Group of Dana Incorporated, a global leader in drivetrain and e-propulsion systems for commercial and industrial vehicles. Mr. Aghili joined Dana Incorporated in 2009 as President of Dana Europe, before being named President of Dana Asia-Pacific in 2010, President of Off Highway Driveline Technologies in 2011, Executive Vice President and President of Highway Driveline Technologies in 2012, and to his present position in 2021. Prior to joining Dana Incorporated, Mr. Aghili spent more than 20 years at ArvinMeritor (now Meritor, Inc.), Light Vehicle Systems division, most recently serving as Vice President and General Manager of Body Systems, a $1.4 billion division with 24 global manufacturing facilities based in Europe. Before joining Meritor, he worked for Nissan Motor Company and General Electric Plastics. Mr. Aghili is a member of the Board of Directors of Columbus McKinnon Corporation.

Qualifications:

The Board concluded that Mr. Aghili is qualified to serve as a Director of the Company because he has over 30 years of experience managing manufacturing businesses and has extensive international business experience, particularly in Europe and Asia. In addition, Mr. Aghili has served on the Board of Directors of another public company, Columbus Mckinnon Corporation for over three years.

Proposal 1 — Election of Directors

Paul D. Carrico Former President and Chief Executive Officer, Axiall Corporation

Biographical Information:

Paul D. Carrico, 71, joined the Company’s Board on September 18, 2014. In 2015, Mr. Carrico retired as President and Chief Executive Officer of Axiall Corporation (“Axiall”), a manufacturer and international marketer of chemicals and vinyl-based building products. Mr. Carrico joined a predecessor company of Axiall, Georgia Gulf Corporation, in 1999, and held a variety of positions before being named President and Chief Executive Officer of Georgia Gulf Corporation in 2008. Prior to joining Georgia Gulf Corporation, Mr. Carrico was employed by Condea Vista, Conoco Chemicals Company and American Air Filters in various management, manufacturing and engineering positions, respectively.

Qualifications:

The Board concluded that Mr. Carrico is qualified to serve as a Director of the Company because of his experience as a director and the Chief Executive Officer of a global manufacturing company similar in size to Graphic Packaging Holding Company. In addition, he has significant financial restructuring and international marketing experience.

Philip R. Martens Former President and Chief Executive Officer, Novelis Inc.

Biographical Information:

Philip R. Martens, 61, was appointed Chairman of the Company’s Board of Directors on May 25, 2016. He joined the Company’s Board on November 21, 2013. Mr. Martens is the former President and Chief Executive Officer of Novelis Inc., a rolled aluminum manufacturing company, and he served in this capacity from 2009 to 2015. Prior to his employment with Novelis, Mr. Martens served as Senior Vice President of light vehicle systems for ArvinMeritor Inc., a distributor for engine and transmission parts, and President and Chief Executive Officer designate of Arvin Innovation, a leading global provider of dynamic motion and control automotive systems. Prior to that, Mr. Martens served as President and Chief Operations Officer of Plastech Engineered Products. From 1987 to 2005, he held various engineering and leadership positions at Ford Motor Company, most recently serving as group Vice President of product creation. Mr. Martens currently serves on the Board of Directors of Trinseo Corporation and International Automotive Components Group. He is an Advisory Partner for Venetia Partners. In addition, Mr. Martens is a member of the Board of Directors for Make-A-Wish Georgia.

Qualifications:

The Board concluded that Mr. Martens is qualified to serve as a Director of the Company because he has over 25 years of senior management experience, including serving as Chief Executive Officer of two public manufacturing companies, including a company which is significantly larger than Graphic Packaging Holding Company. Mr. Martens also has extensive experience in international operations and business in Europe, South America and Asia where the Company currently has operations.

Lynn A. Wentworth Former Senior Vice President, Chief Financial Officer and Treasurer, BlueLinx Holdings Inc.

Biographical Information:

Lynn A. Wentworth, 63, joined the Company’s Board on November 18, 2009. Ms. Wentworth is the former Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx Holdings, Inc., a building products distributor, where she served from January 2007 until February 2008. Prior to joining BlueLinx, she was, most recently, Vice President and Chief Financial Officer for BellSouth Corporation’s Communications Group and held various other positions there from 1985 until 2007. She is a certified public accountant. Ms. Wentworth was appointed to the Board of Directors for CyrusOne, Inc. in May 2014, and was elected the Chairman of the Board on May 18, 2021. She also served as chair of the Audit and Finance Committee and as a member of the Transaction Committee and Compensation Committee for CyrusOne. Ms. Wentworth was elected to the Board of Directors of Benchmark Electronics, Inc. on June 25, 2021. She is the former Chairman of the Board of Cincinnati Bell, Inc.

Qualifications:

The Board concluded that Ms. Wentworth is qualified to serve as a Director of the Company because she has over 30 years of public accounting and corporate finance experience, including her service as the Chief Financial Officer of BlueLinx Holdings, Inc., a public company, and the Communications Group of Bellsouth Corporation.

Proposal 1 — Election of Directors

CRITERIA FOR POTENTIAL DIRECTORS

The Company’s Board is responsible for selecting nominees for election as Directors by stockholders and for filling vacancies on the Board. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board individuals for nomination as members of the Board and its committees and, in this regard, reviewing with the Board on an annual basis the current skills, background and expertise of the members of the Board, as well as the Company’s future and ongoing needs. This assessment is used to establish criteria for identifying and evaluating potential candidates for the Board. However, as a general matter, the Nominating and Corporate Governance Committee seeks individuals with significant and relevant business experience who demonstrate:

•	the highest personal and professional integrity;

•	commitment to driving the Company’s success;

•	an ability to provide informed and thoughtful counsel on a range of issues; and

•	exceptional ability and judgment.

The Nominating and Corporate Governance Committee regularly assesses the skills, background and expertise of the members of the Board and identifies the Company’s needs. As part of this process, the Nominating and Corporate Governance Committee strives to select nominees with relevant business experience, the personal characteristics described above and a wide variety of skills and viewpoints, informed by diversity of race, ethnicity and gender. Currently, the Board has three female directors representing 33% of the Board, and one member from an underrepresented racial or ethnic community. The Nominating and Corporate Governance Committee also recognizes the importance of selecting directors from a range of backgrounds and professions to provide the Board a wealth of experiences and perspectives to inform its decisions and enhance its cognitive diversity. Consistent with this philosophy, the Nominating and Corporate Governance Committee evaluates the ability of a potential director to contribute to the Board by leveraging a broad range of experiences, as well as the potential director’s ethnic, gender, generational and racial diversity.

The Nominating and Corporate Governance Committee considers candidates recommended by its members and other Directors, as well as those identified by a third-party search firm retained to assist in identifying candidates. The Nominating and Corporate Governance Committee will also consider whether to nominate any person recommended by a stockholder pursuant to the provisions of the Company’s By-Laws relating to stockholder nominations as described in “Stockholder Proposals and Nominations” below. The Nominating and Corporate Governance Committee uses the same criteria to evaluate proposed nominees that are recommended by Directors or a search firm as it does for stockholder-recommended nominees.

COMPENSATION OF DIRECTORS

Annually the Company benchmarks the amount and type of compensation paid to its non-management Directors against that paid by other companies in the Industry Specific Peer Group used for comparing executive officer compensation (as described in “Compensation Discussion and Analysis—Peer Group and Market Data”), as well as against a large published survey of non-employee director compensation across a wide range of industries and company sizes. The goal is to set non-management Director compensation at roughly the mid-point of compensation paid by companies of similar size in similar industries. The Nominating and Corporate Governance Committee reviews the benchmarking materials and approves and recommends all non-management Director compensation changes for approval by the full Board of Directors.

Proposal 1 — Election of Directors

The following table sets forth information regarding the compensation of the non-employee Directors of the Company who served in 2021.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Total ($)

Laurie Brlas	105,918	140,000	245,918

David D. Campbell(2)	105,918	140,000	245,918

Paul D. Carrico	105,918	140,000	245,918

Robert A. Hagemann	125,918	140,000	265,918

Philip R. Martens	255,918	140,000	395,918

Mary K. Rhinehart(3)	92,699	140,000	232,699

Dean A. Scarborough	105,918	140,000	245,918

Larry M. Venturelli	105,918	140,000	245,918

Lynn A. Wentworth	130,918	140,000	270,918

(1)

The dollar value of fees earned or paid in cash does not include a $3.00 cash payment in lieu of a fractional share. The dollar value of stock awards is equal to the aggregate fair value of stock awards as of the date of grant, plus the $3.00 cash payment in lieu of a fractional share.

(2)	Mr. Campbell served on the Board of Directors throughout 2021 and retired from the Board on March 1, 2022.

(3)	Ms. Rhinehart joined the Board of Directors on February 16, 2021.

On May 26, 2021, the Board of Directors revised the compensation program for non-employee directors as shown below. No changes were made to the compensation program for non-employee directors during 2020.

Compensation History

Type of Compensation	Compensation prior to February 21, 2019	Compensation as of February 21, 2019	Compensation as revised on May 26, 2021

Annual Cash Retainer	$ 90,000	$100,000	$110,000

Annual Equity Grant	$110,000	$120,000	$140,000

Fee for Chair of the Board and Chair of the Nominating and Corporate Governance Committee	$150,000	$150,000	$150,000

Fee for Chair of the Audit Committee	$ 20,000	$ 25,000	$ 25,000

Fee for Chair of the Compensation and Management Development Committee	$ 15,000	$ 20,000	$ 20,000

Cash retainers and fees are payable in quarterly installments. The annual equity grant is payable in May of each year in shares of the Company’s common stock with a value of approximately $140,000 on the date of grant. The Company does not pay Board or committee meeting fees, but does reimburse all Directors for reasonable and necessary expenses they incur in performing their duties as Directors.

In July 2020, the Board of Directors approved a non-qualified deferred compensation plan for Directors (the “Directors NQDCP”) that allows the Directors to defer receipt and taxation of their annual compensation commencing in 2021. The Directors NQDCP has the same investment fund choices as the Company’s non-qualified deferred compensation plan for senior employees, but also allows the Directors to defer their cash and equity compensation into a Company stock fund. Messrs. Hagemann and Scarborough participated in the Directors NQDCP during 2021.

Proposal 1 — Election of Directors

BOARD RECOMMENDATION

The Board believes that voting for each of the three nominees for Director selected by the Board is in the best interests of the Company and its stockholders. The Board recommends a vote “FOR” each of the three nominees for Director.

Audit Matters

REPORT OF THE AUDIT COMMITTEE

This report by the Audit Committee is required by the rules of the SEC. It is not to be deemed incorporated by reference by any general statement that incorporates by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, and it is not to be otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of five members, each of whom is an “independent director,” as defined by Section 303A of the NYSE Listed Company Manual. Each of the members of the Audit Committee is financially literate and qualifies as an “audit committee financial expert” under federal securities laws. The Audit Committee’s purposes are to assist the Board in overseeing: (a) the quality and integrity of our financial statements; (b) the qualifications and independence of our independent auditors; and (c) the performance of our internal audit function and independent auditors.

In carrying out its responsibilities, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with the independent auditors the matters required to be discussed with audit committees by the Statement on Auditing Standards No. 16, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures regarding the auditors’ independence required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with our independent auditors their independence.

Based on the review and discussions noted above and our independent auditors’ report to the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Lynn A. Wentworth (Chair)

Paul D. Carrico

Robert A. Hagemann

Mary K. Rhinehart

Dean A. Scarborough

Larry M. Venturelli

AUDIT FEES

Aggregate fees billed to us for the fiscal year ended December 31, 2021 and for the fiscal year ended December 31, 2020 by PricewaterhouseCoopers LLP are as follows:

	Year Ended December 31,
	2021	2020

	(in millions)

Audit Fees	$5.5	$3.9

Audit-Related Fees	$0.6	0.1

Tax Fees	–	–

All Other Fees	–	–

Total	$6.1	$4.0

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for the fiscal years ended December 31, 2021 and December 31, 2020, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q during 2021 and 2020, and for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit Matters

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent auditors that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for accounting consultation and audits of employee benefit plans.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax planning and tax advice.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent auditors that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.”

The Audit Committee reviews and pre-approves audit and non-audit services performed by the Company’s independent auditors as well as the fees charged for such services. The Audit Committee has considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining the firm’s independence. The Audit Committee may delegate pre-approval authority for such services to one or more members, whose decisions are then presented to the full Audit Committee at its scheduled meetings. In 2021 and 2020, all of the audit and non-audit services provided by our independent auditors were pre-approved by the Audit Committee in accordance with the Audit Committee Charter.

Proposal 2 — Ratification of the

Appointment of Independent Registered

Public Accounting Firm

The Audit Committee of the Board of Directors has evaluated the qualifications, performance and independence of PricewaterhouseCoopers LLP and has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022. Although the Company is not required to submit the appointment of its independent registered public accounting firm to the stockholders for ratification, the Board of Directors believes that it is important to do so as a matter of good corporate governance. This proposal asks you to ratify this selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. In addition, they will be available to respond to appropriate questions from stockholders.

Pursuant to its charter, the Audit Committee has sole and direct responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by the Company. The Audit Committee will consider the results of the stockholder vote on ratification, but will exercise its judgment, consistent with its responsibilities under its charter, with respect to the appointment and retention of the Company’s independent registered public accounting firm.

BOARD RECOMMENDATION

The Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Compensation Matters

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The members of GPHC’s Compensation and Management Development Committee during 2021 listed below reviewed and discussed the following Compensation Discussion and Analysis with management of the Company. Based on such review and discussion, the Compensation and Management Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Compensation and Management Development

Committee

Robert A. Hagemann, Chairman

Laurie Brlas

Mary K. Rhinehart

Dean A. Scarborough

Larry M. Venturelli

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section (“CD&A”) describes the Company’s compensation principles, policies and practices, as well as the specific factors considered by the Compensation and Management Development Committee (referred to in this CD&A as the “Committee”) in making compensation decisions. This CD&A focuses on the compensation of our named executive officers (referred to herein as our “Named Executive Officers,” our “NEOs” or our “Executives”), who are set forth in the first table below and included in the Summary Compensation Table and other tables in this Proxy Statement.

CD&A At-a-Glance

Named Executive Officers:

Name	Position at December 31, 2021	Tenure at Company	Total 2021 Compensation

Michael P. Doss	President and Chief Executive Officer	32 Years	$7,309,269

Stephen R. Scherger	Executive Vice President and Chief Financial Officer	10 Years	$2,545,146

Michael J. Farrell	Executive Vice President, Mills	16 Years	$1,587,995

Lauren S. Tashma	Executive Vice President, General Counsel and Secretary	8 Years	$1,763,785

Joseph P. Yost	Executive Vice President, Americas	33 Years	$2,285,127

Compensation Philosophy:

•	Pay for performance

•	Align the interests of Executives with those of our stockholders

•	Attract, retain, motivate and reward high-performing Executives

Target Total Compensation for NEOs: Approximate Median of Peer Group Similar Officers

Compensation Matters

Compensation Components:

Short-Term Compensation	Base Salary

Cash Incentive under the Management Incentive Plan (“MIP”)

Long-Term Compensation	Equity Compensation: 1/3 Service Restricted Stock Units (“Service RSUs”) 2/3 Performance Restricted Stock Units (“Performance RSUs”)

Retirement Benefits

Other	Health and Welfare Benefits

Termination Pay

President and CEO	Other Named Executive Officers

2021 BUSINESS HIGHLIGHTS

➤	Completed Americraft and AR Packaging acquisitions, expanding geographic reach, markets and product portfolio

➤	Began commissioning of the world’s lowest cost and highest quality CRB machine in Kalamazoo, MI

➤	Increased annual Net Sales by 9%, with Net Organic Sales increasing 2% over 2020

2021 COMPENSATION HIGHLIGHTS

➤	Added a Net Organic Sales Growth performance measure to the 2021 LTIP grants to align with the growth objectives of Vision 2025

➤	Despite strong operational and commercial execution, MIP payout was 64% of target due to unprecedented input cost inflation

➤	Paid out Performance RSUs at 160% of target due to overachievement of both Adjusted EBITDA and ROIC 3-year targets

Performance Goals and Results

		Target	Achievement
2021 MIP	Annual Adjusted EBITDA (Weighted 50%)	$1,100 million	$1,041 million
(Paid in early 2022)	Annual Cash Flow before Debt Reduction (Weighted 50%)	$595 million	$580 million
	Payout		64%

		Target	Achievement
2018 Performance RSUs	3-Year Aggregate Adjusted EBITDA (Weighted 60%)	$2,922 million	$3,041 million
(Paid in 2021)	3-Year Average Return on Invested Capital (Weighted 40%)	9.66%	10.67%
	Total Stockholder Return Modifier		97.3%
	Payout		160%

CEO Pay Ratio		Say-on-Pay Voting History
2021	136:1	2021	95% Approval
2020	147:1	2020	95% Approval
2019	151:1	2019	95% Approval

Compensation Matters

Executive Summary

Our compensation programs reflect our commitment to pay for performance and align the interests of our key employees with those of our stockholders. Executive compensation plans are designed to support the Company’s annual financial goals and long-term strategic plan, as well as to promote stockholder value creation. A significant portion of the compensation packages of our Executives is at-risk pay for performance earned based on specific financial and operational achievements. During 2021, the Company:

•	Maintained a high level of employee safety and delivered exceptional service to customers despite challenges posed by the pandemic and resulting supply chain disruptions;

•	Completed Americraft and AR Packaging acquisitions, significantly expanding geographic reach, markets and product portfolio;

•	Began commissioning of the world’s lowest-cost and highest-quality coated recycled paperboard machine in Kalamazoo, Michigan;

•	Increased Net Sales by 9%, with Net Organic Sales increasing 2% over 2020;

•	Grew earnings per diluted share to $0.68 from $0.60 in the prior year;

•	Returned $242 million of cash to stakeholders through a combination of dividends, distributions, and partnership redemptions; and

•	Redeemed the remainder of International Paper Company’s interest in the Company’s operations that had been held through its partial ownership of Graphic Packaging International Partners, LLC.

Throughout 2021, our compensation program performed as designed, allowing the Company to attract new talent, retain important members of management and reward key members of management appropriately for performance. A significant management accomplishment during 2021 was the completion of the acquisition of AR Packaging, the second largest manufacturer of consumer packaging in Europe, which added 30 factories in 13 countries and approximately 5,000 employees to the Company. In addition to growing net sales through acquisitions, the Company also increased Net Organic Sales by approximately 2% in 2021, indicating that the Company is capturing new business supported by consumer preference for sustainable, fiber-based packaging solutions. The Company responded to demand for fiber-based products to replace plastic packaging with innovative new packages, including Keel-ClipTM and Cap-ItTM that substitute for shrink wrap and high-cone rings in beverage packaging and PaperSeal trays and PaperSeal wedge packages that substitute for Styrofoam and plastic packaging of meats and cheeses. Despite these accomplishments, earnings were negatively affected by $386 million of commodity input cost and other inflation, resulting in EBITDA and Cash Flow shortfalls versus the targets in the MIP. As a result, the Committee approved the payout under the MIP for all participants at 64% of target, subject to business unit and individual performance adjustments.

Compensation Matters

As demonstrated below, the total compensation of our President and CEO and the aggregate total compensation of our other NEOs for each of the past five years (as set forth in the Summary Compensation Table but excluding changes in pension value) is generally aligned with the performance and value of the Company as reflected in the price of its common stock at year-end, although increases in the Executives LTIP payouts reflecting improved performance in 2019-2021 are not included in the chart below as the increased payouts occurred in 2022.

CEO and Other NEO Compensation v. Stock Price Performance

Compensation Design and Market Positioning

The Company’s compensation programs are designed to attract, retain, motivate and reward the Executives responsible for leading the business in a manner that directly aligns the Executives’ interests with those of the Company’s stockholders. To accomplish these objectives, the Committee sets each of the primary components of the Company’s executive compensation program (base salary, short-term cash incentive and long-term equity-based incentives) at a market-competitive rate, which is determined by reference to the approximate median of the relevant peer group (the Industry Specific Peer Group for the CEO and CFO, and the Survey Peer Group for the other NEOs), resulting in each Executive’s total compensation opportunity being set at approximately the median of the relevant peer group’s total pay for executives with similar positions and responsibilities. The Committee does not employ a mechanical process based on external compensation data, however, as other considerations such as time in position, tenure, position and succession within the Company are considered. As data for the relevant peer group fluctuates or the peer group members are updated to reflect changes in the market, the Committee may make adjustments in one or more components of compensation to more closely align with market. The Committee and, with respect to the President and CEO, the Board of Directors, have full discretion to choose the elements of executive compensation that the Executives will be paid or will be eligible to earn each year and to adjust the proportion of total compensation opportunity that each element provides. Company performance, market data, individual performance, executive succession, hiring and retention needs and internal equity among our Executives’ compensation packages have been the primary factors considered in decisions to change compensation materially.

Peer Group and Market Data

Annually we obtain an analysis of compensation market data to assist in setting pay opportunities for our Executives for the following year. Compensation of the Executives is compared to the pay opportunities provided to executives holding comparable positions at companies with which we compete for business and for talent. The companies used for this comparison are recommended by the Company and the Committee’s compensation consultant and approved by the Committee. Both peer groups are reviewed annually and updated, if necessary, to ensure their appropriateness given any market changes.

Compensation Matters

The companies used to develop 2021 executive compensation are listed below. No changes were made to the Industry-Specific Peer Group in 2021, but the Committee added Owens Corning and Fortune Brands Home & Security to the Survey Peer Group to replace four companies that dropped out of the Survey Group (Berry Global Group, Builders FirstSource, Masco Corporation and Molson Coors Brewing Company).

Industry Specific Peer Group

Characteristics	Publicly-traded companies Revenue of approximately 1/3 to 3x the Company’s at 2019 FYE

Purpose	Data sourced from public filings Primary reference for the CEO and CFO Secondary reference for the other executive officer roles

Companies	AptarGroup, Inc. Avery Dennison Corporation Ball Corporation Berry Global Group, Inc. Crown Holdings, Inc. Domtar Corporation Greif, Inc.	Owens-Illinois, Inc. Packaging Corporation of America, Inc. Sealed Air Corporation Silgan Holdings, Inc. Sonoco Products Company WestRock Company

Survey Peer Group

Characteristics	Broader set of industrial companies (not all publicly traded) Revenue of approximately 1/2 to 2X the Company at 2019 FYE

Purpose	Data sourced from survey responses Primary reference for executive officer roles other than CEO and CFO

Companies

Air Products and Chemicals, Inc.

Armstrong World Industries, Inc.

Ball Corporation

Borg Warner Inc.

Domtar Corporation

Dover Corporation

Eastman Chemical Company

Ecolab Inc.

Fortune Brands Home & Security

Herman Miller, Inc.

International Paper Company

ITT Corporation

Leggett & Platt Incorporated

Martin Marietta Materials, Inc.

Mohawk Industries, Inc.

Owens Corning

Owens-Illinois Inc.

Packaging Corporation of America, Inc.

Rockwell Automation, Inc.

Sonoco Products Company

Steelcase, Inc.

The Scott’s Miracle-Gro Company

Tupperware Brands Corporation

Vulcan Materials Company

WestRock Company

Compensation Matters

Pay and Performance

Although target compensation for each of our Executives is established at the beginning of each year with reference to the approximate median of the relevant peer group, each Executive’s actual compensation each year may be above or below the target level based on individual, business unit and overall Company performance, as well as changes in the price of the Company’s common stock. The Committee believes that the Company’s compensation program has been successful in aligning pay levels with the performance of the Company over time. The chart below illustrates the relationship between the total compensation of the CEO and the aggregate compensation of the other NEOs and the Company’s Adjusted EBITDA. Adjusted EBITDA is used by the Company as a performance measure for both the MIP and the long-term equity incentive program because it measures the operational effectiveness of the whole organization while adjusting out those charges or credits that are unrelated to core operations or that are intended to benefit the Company in the long term.

CEO and Other NEO Compensation v. Adjusted EBITDA Performance

Compensation Matters

Key Compensation Practices

Below are certain of the Company’s executive compensation practices that we believe are instrumental in achieving the Company’s compensation goals while mitigating risk and maintaining sound compensation practices.

What we do:	What we don’t do:

✓ Maintain a compensation mix that encourages employees to focus on achieving Company-wide profitability and strategic goals over both the short and long term

✓ Structure the majority of compensation paid to Executives as performance-based compensation

✓ Annually benchmark compensation with reference to the approximate median of peer group companies with which we may compete for talent

✓ Establish payout caps on short-term and long-term incentive compensation awards

✓ Retain an independent compensation consultant that is engaged by and reports directly to the Committee

✓ Subject short-term and long-term incentive compensation awards to clawback in the event of misconduct resulting in a restatement

✓ Require senior officers and members of the Board to maintain minimum equity ownership levels

✓ Review the Company’s compensation plans and practices annually to ensure that they do not encourage excessive risk-taking

×    Permit hedging, pledging or short-sale transactions by our employees or members of our Board of Directors

×   Pay dividends on unvested equity-based incentive awards

×   Pay tax gross-ups on change of control severance benefits

×    Provide excessive perquisites to our Executives

Role of our Stockholders

Our stockholders play an important advisory role in determining the appropriateness of the compensation paid to our Executives. At the Annual Meeting of Stockholders on May 26, 2021, 95% of the shares represented and entitled to vote at the Annual Meeting were voted to approve the compensation of the Company’s Named Executive Officers, as discussed and disclosed in the 2021 Proxy Statement. After considering the results of this advisory vote on executive compensation, as well as the advisory votes in 2020 and 2019 that were each approved by 95%, the Committee concluded that the compensation paid to our Named Executive Officers and the Company’s overall pay practices enjoy strong stockholder support. Going forward, future advisory votes on executive compensation, including the vote on the executive compensation described in this Proxy Statement will serve as an additional tool to guide the Board and the Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

Note that at the Annual Meeting of Stockholders on May 24, 2017, our stockholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Board has implemented an advisory vote on executive compensation once every year. The next required vote on the frequency of stockholder votes will occur at the 2023 Annual Meeting of Stockholders.

Role of the Compensation and Management Development Committee

The Committee is responsible for establishing the Company’s general compensation philosophy and working with management to develop all equity compensation plans or programs and other compensation programs in which the executive officers participate. The Committee works to ensure that the Company’s practices, policies and programs, including its integrated talent management process and its diversity, equity and inclusion programs, link pay to performance, encourage an appropriate degree of risk-taking, are consistent with the Company’s objectives of attracting, retaining, rewarding and motivating key employees, and align the interests of key employees with those of stockholders. The Committee’s annual process for determining the compensation of each NEO is depicted below.

Compensation Matters

Compensation Process

In addition to setting compensation levels, the Committee annually reviews the Company’s compensation programs and assesses whether any risks arising from such practices, policies and programs are reasonably likely to have a material adverse effect on the Company. The Committee also reviews, evaluates and approves the Company’s health and welfare plan offerings and the Company’s retirement and savings plans to ensure their alignment with the market, effectiveness in attracting and retaining talent and cost effectiveness. The Committee is also responsible for reviewing the Company’s diversity, equity and inclusion programs and integrated talent management processes to assess the success of these programs in facilitating the Company’s short- and long-term objectives. The Committee directs the annual succession planning process for executive officers and facilitates the Board’s review and approval of the President and CEO’s succession plan. The Committee also annually reviews compliance with executive shareholding requirements and monitors any application of the Company’s clawback policy.

Role of Compensation Consultants

The Committee retained Willis Towers Watson US LLC (“WTW”) to act as the Committee’s independent advisor on executive compensation and benefits throughout 2021. The mandate of the compensation consultant is to work for the Committee in its review of executive compensation practices and programs, including assessing the overall competitiveness

Compensation Matters

of pay levels and program design, and providing updates on market trends and technical considerations. The Committee instructed the compensation consultant to compile and provide data on both total pay and individual elements of compensation among companies in the peer groups, as well as trends in compensation practices that they observed within the peer groups and generally among public companies. The Committee does not rely on the compensation consultant to recommend specific levels of total pay or any specific element of compensation to our Executives (other than the CEO for whom they make a recommendation); such recommendations are developed by management based on information provided by the compensation consultant and then presented to the Committee for consideration. Representatives of WTW attended each of the five Committee meetings in 2021 at the Committee’s request and were available to provide information to the Committee as questions and issues arose. The Committee completes an assessment of the compensation consultant annually. The Committee determined that the compensation consultant is independent after consideration of the SEC’s independence factors.

Role of Executive Officers

The President and CEO and Executive Vice President, Human Resources use the compensation consultant’s executive benchmarking data to make recommendations for base pay, MIP targets and LTIP targets for the Executives (other than the President and CEO). The Committee works with the compensation consultant to propose the compensation design and award amounts for the President and CEO.

Overview of Executive Compensation Components

The Committee evaluates the alignment between compensation philosophy, plan design and achievement of short and long-term results to determine the components of our Executives’ compensation program. We structure the majority of compensation to Executives as performance-based compensation. Our 2021 executive compensation program consisted of the compensation components set forth in the table below.

Compensation Matters

Compensation Components

Element/How it is Paid	Purpose	Description

Base Salary Cash	To compensate our Executives for their role and level of responsibility within the Company.	Base salary serves to reward performance and recognize significant increases in the scope of an Executive’s position and responsibilities. Base salary changes take into account market data for similar positions, the Executive’s experience and time in position, any changes in responsibilities and individual performance. Individual performance is determined by the Committee by considering achievement of individual performance goals established at the beginning of each year. Such performance goals support the financial and operational goals established for the Company and may include certain more subjective goals such as talent development, cultural initiatives, compliance and management effectiveness.

Annual Short-Term Incentive under the Management Incentive Plan (“MIP”) Cash	To provide a meaningful short-term cash incentive that rewards the achievement of specified annual financial goals.	The MIP rewards achievement of annual financial goals that support the Company’s annual operating plan. For 2021, the financial measures used were Adjusted EBITDA and Cash Flow before Debt Reduction. The annual incentive target for each Executive is a percentage of his or her salary. See the 2021 MIP Performance Goals and the Incentive Targets for the Executives in the tables below.

Long-Term Equity Incentives Shares of Common Stock	To promote retention and reward performance over a three-year period, thereby aligning the interests of the Executives with the interests of stockholders.	The Company’s long-term incentive program has two elements: Service RSUs and Performance RSUs. Service RSUs make up one-third of the total long-term incentive value granted to Executives and Performance RSUs make up two-thirds of such value. Service RSUs represent the right to receive one share of the Company’s Common Stock after a three-year vesting period, while Performance RSUs represent the right to earn 0% to 200% (the maximum payout) of the target award based on the Company’s achievement of specific performance goals established for a three-year period. The financial measures for the 2018 grants of Performance RSUs that were paid out during 2021 were 3-Year Aggregate Adjusted EBITDA (weighted 60%) and 3-Year Average Return on Invested Capital (weighted 40%), subject to a Relative Stockholder Return modifier that adjusts the payout up or down by 20% (up to the 200% of target maximum payout). See the 2018 Long-Term Incentive Program Performance Goals and the target award value (as a percentage of salary) for the long-term incentive program in the tables below.

Retirement Benefits Matching and Supplemental Contributions	To promote retention and reward tenure with the Company.	The Executives are eligible to participate in the Graphic Packaging International, LLC Savings Plan (the “401(k) Plan”) and the Graphic Packaging International, LLC Non-Qualified Deferred Compensation Plan (the “NQDCP”). Under the 401(k) Plan, employees who choose to contribute receive a matching contribution from the Company equal to 100% of the first 4% of contributions and 50% of the next 3% of contributions. Employees hired after January 1, 2008 are eligible to receive an annual supplemental contribution to the 401(k) Plan equal to 3% of eligible earnings. The NQDCP permits participants to defer and contribute from 1% to 50% of their base salary and up to 100% of their payment under the MIP to the plan. Annually, the Company makes a 401(k) restoration matching contribution on behalf of participants (including all of the Executives) who do not participate in the Company’s pension plans equal to a percentage of their deferral amount divided by compensation over the annual IRS limit, up to a maximum of 5.5%. The Company also makes a supplemental contribution equal to 3% of eligible pay over the annual IRS limit to participants who do not participate in the Company’s pension plans and who have met the one year of service eligibility requirement. In addition, the Company provides an employer contribution to the NQDCP equal to 3% of total pay to eligible senior executives (including the Executives) who do not participate in the pension plans.

Health and Welfare Benefit Plans Insurance	To promote the good health of the Company’s employees and provide comparable benefits to those provided by other companies that compete for high-performing executive talent.	The Executives and all salaried employees may participate in medical, dental, vision, accidental death and dismemberment, business travel accident, prescription drug, life and disability insurance plans. The Executives are also eligible for an executive physical benefit in which the Company pays for an annual physical exam through a specified provider under the Company’s medical plan.

Compensation Matters

Each of these elements is discussed further below, as well as the methodology used for setting the amount of each type of compensation.

Base Salary

The Committee generally reviews and makes any adjustments to base salaries in connection with changes in position and on a periodic basis that is generally twelve months after the most recent adjustment for the Executive. As shown in the table below, in 2021 the Committee approved base salary increases for the Executives ranging from 3% to 8%, with Mr. Doss receiving an increase of 3%. Mr. Farrell received an 8% increase to address his market positioning. All of such increases were based upon each Executive’s performance, scope of position and market data for executives with similar positions and responsibilities. Such increases became effective as of January 1, 2021.

Name	Position	2020 Base Salary	2021 Base Salary	% Change

Michael P. Doss	President and CEO	$1,086,650	$1,119,250	3%

Stephen R. Scherger	EVP and CFO	$668,367	$688,418	3%

Michael J. Farrell	EVP, Mills Division	$440,000	$475,200	8%

Lauren S. Tashma	EVP, General Counsel and Secretary	$519,841	$535,436	3%

Joseph P. Yost	EVP and President, Americas	$583,495	$601,000	3%

Short-Term Cash Incentive

The Company’s short-term cash incentive opportunity under the MIP rewards the achievement of specified annual financial goals. For 2021, the financial measures used to set such financial goals were Adjusted EBITDA and Cash Flow Before Debt Reduction2, each weighted 50% in the calculation. The Committee chose these financial metrics because they are well understood objective targets and have a direct link to the Company’s annual business plan. The degree to which MIP pays out varies both up and down based on business performance (up to a maximum of 200% of target), as reflected in the following chart.

2021 MIP Performance Goals

Adjusted EBITDA (Weighted 50%)			Cash Flow Before Debt Reduction (Weighted 50%)[1]

Performance		Payout	Performance		Payout

<90% of Target	$990 Million	0%	<85% of Target	$506 Million	0%

Target	$1,100 Million	100%	Target	$595 Million	100%

110% of Target	$1,210 Million	200%	115% of Target	$684 Million	200%

Actual Performance	$1,041 Million	46%	Actual Performance	$580 Million	83%

Combined Performance	96% of Target Goals

Total Payout	64% of Target Payout

1 The Company generally calculates Cash Flow Before Debt Reduction as the year-over-year change in net debt, as adjusted for merger, acquisition, disposition, share repurchase, dividend and capital market activities, as well as other adjustments for restructuring or reorganization activities (including assets or businesses held for sale) and other unusual items, all as specifically approved by the Compensation and Management Development Committee.

Compensation Matters

Adjustments to MIP target levels are made periodically, taking into consideration the relevant peer group, the CEO’s recommendations (for Executives other than himself) and input from the compensation consultant. The annual incentive target (as a percentage of base salary) for each of the Executives for 2020 and 2021 is set forth below:

Name	2020 Incentive Target	2021 Incentive Target

Michael P. Doss	125%	125%

Stephen R. Scherger	80%	80%

Michael J. Farrell	70%	70%

Lauren S. Tashma	65%	70%

Joseph P. Yost	75%	75%

Short-Term Cash Incentive Payouts for 2021. Cash incentive payouts under the MIP for 2022 for the Executives are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The Company’s performance with respect to both its Adjusted EBITDA performance goal was 95% of target and with respect to its Cash Flow Before Debt Reduction performance goals was 97% of target, resulting in a calculated MIP payout at 64% of target.

For more information on the 2021 annual incentive opportunities for the Executives, refer to the “Grants of Plan-Based Awards” table in this Proxy Statement. The column titled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” provides the estimated payouts for the Executives at threshold, target and maximum performance levels for 2021.

Long-Term Equity Incentives

The Committee has designed the long-term equity incentive program to be consistent with its desire to tie a larger percentage of the Executives’ total compensation to Company performance. Accordingly, one-third of the total long-term incentive value is granted in Service RSUs and two-thirds is granted in Performance RSUs. Both Service RSU and Performance RSU grants are intended to retain Executives during a multi-year vesting period and promote equity ownership.

Service RSUs and Performance RSUs granted under the long-term incentive program generally vest in full on the third anniversary of the date of grant (assuming the Executive has continued in his or her employment by the Company through such date). Upon death, disability, retirement (as defined in the grant agreement) or involuntary termination without cause, a proportion of the RSUs vests. In the event of a change of control (as defined in the Graphic Packaging Holding Company 2014 Omnibus Stock and Incentive Compensation Plan (the “2014 Plan”)), all Service RSUs and earned Performance RSUs vest in full. The number of Performance RSUs considered earned in the event of a change of control is determined based on assumed target performance for the performance period.

Payout of 2018 Grants. In January 2021, the Committee approved the payout of the Performance RSUs granted in 2018 at 160.0% of target, based on the achievement of the performance goals for the three-year performance period shown below, as adjusted by the relative total stockholder return modifier.

2018 Long-Term Incentive Program Performance Goals

3-Year Aggregate Adjusted EBITDA (Weighted 60%)			3-Year Average Return on Invested Capital (Weighted 40%)

Performance		Payout	Performance		Payout

<90% of Target	$2,630 Million	0%	<95% of Target	9.18%	0%

Target	$2,922 Million	100%	Target	9.66%	100%

110% of Target	$3,214 Million	200%	105% of Target	10.14%	200%

Actual Performance	$3,041 Million	140.7%	Actual Performance	10.67%	200%

Combined Performance 106.6%

Combined Payout before TSR modifier 164.4%

Compensation Matters

The Company achieved Adjusted EBITDA of $3,041 million (104.1% of target) resulting in a payout of this component at 140.7% and Return on Invested Capital of 10.67 (110.5% of target) resulting in a payout of this component at 200% and a combined payout at 164.4% of target prior to application of the total stockholder return modifier. The Company’s performance with respect to TSR was at the 46.6 percentile, which resulted in a 97.3% payout modifier. Applying the TSR modifier to the Company’s 164.4% performance under the performance measures, the payout was 160% of target.

2021 Grants. In February 2021, the Company granted both Service RSUs and Performance RSUs to each Executive, under the long-term equity incentive program. For Executives, the total number of RSUs granted was set based on a value delivered as a percentage-of-salary formula, with the percentage established based on a review of responsibilities, market data and internal equity considerations. The value determined by the percentage of salary was then converted to the total number of RSUs by dividing the value by the average stock price of the Company’s common stock during January 2021. One-third of the total number of RSUs was granted as Service RSUs and two-thirds was granted as Performance RSUs. The target value of RSUs granted under the long-term equity incentive program (as a percentage of salary) during 2020 and 2021 for each of our Executives is set forth below:

Name	2020 Target	2021 Target

Michael P. Doss	480%	490%

Stephen R. Scherger	215%	215%

Michael J. Farrell	185%	185%

Lauren S. Tashma	155%	155%

Joseph P. Yost	185%	185%

For the Performance RSUs granted in 2021, the performance goals are achievement of a preset aggregate Adjusted EBITDA amount, a Return on Invested Capital percentage and an Organic Revenue Growth percentage. The actual Adjusted EBITDA, Return on Invested Capital and Organic Revenue Growth performance goals are not disclosed here, as the Committee believes they constitute sensitive competitive information. The actual goals will be disclosed after payout. The Adjusted EBITDA goal is weighted in the calculation of the Company’s annual achievement at 40%, the Return on invested capital percentage goal is weighted in the calculation at 40% and the Organic Revenue Growth goal is weighted at 20%. Total payout is also subject to a relative total stockholder return (“TSR”) modifier, which can modify payouts earned up or down by up to 20% (subject to the 200% of target cap). This payout modifier measures the Company’s stock performance against other similar companies and helps to more closely align management and stockholders’ interests.

Health and Welfare Benefit Plans

The Committee believes that it is necessary to provide health and welfare benefits to promote the good health of the Company’s employees and to remain competitive in the recruitment of new high-performing talent. The health and welfare benefit plans are similar to those provided by the Company’s peer group companies.

Perquisites

The Company generally does not provide significant perquisites to its Executives, other than Company-requested international assignment and relocation benefits (and tax gross-ups with respect thereto) and executive physicals.

Retirement Benefits

Qualified and Non-Qualified Defined Benefit Plans. During 2019 and 2020, the Company settled its liabilities under the GPI U.S. Consolidated Pension Plan (the“Pension Plan”) through lump-sum payouts to participants and the purchase of a group annuity contract that transferred the Company’s remaining pension benefit obligations to an insurance company. Following completion of these actions, none of the Executives participate in the Company’s remaining qualified pension plans.

Qualified and Non-Qualified Defined Contribution Plans. Executives and all other non-union employees who meet certain service requirements are eligible to participate in the 401(k) Plan, which is a qualified defined contribution plan under the rules of the IRS. Employees hired on or after January 1, 2008 or who are no longer able to participate in the Pension Plan are eligible for an annual supplemental contribution by the Company to their 401(k) Plan account equal to 3% of eligible earnings.

Compensation Matters

Executives and other eligible senior employees are also able to participate in the NQDCP. This plan allows Executives and other senior executives to contribute to and receive contributions from the Company on a basis that would be commensurate with other employees as a percent of pay. The plan offers investment options that generally mirror those available under the Company’s 401(k) Plan. Annually, the Company makes a 401(k) restoration matching contribution on behalf of those participants who do not participate in or receive future service accruals under the Company’s Pension Plans equal to a percentage of their annual deferral amount divided by compensation over the annual IRS limit, up to a maximum of 5.5%. The Company also makes a supplemental contribution equal to 3% of eligible pay over the annual IRS limit for Executives and senior executives of the Company who have met the one year of service eligibility requirement. The NQDCP also provides an employer contribution equal to 3% of total pay for eligible senior executives (including all of the Executives).

Employment Agreements, Severance Arrangements and Change of Control Provisions

Executive officers serving prior to January 2014 (Messrs. Doss, Scherger and Yost) have employment agreements with generally uniform provisions, including non-competition and non-solicitation covenants as well as claims releases and severance provisions. The employment agreements specify the initial position, base salary and aggregate annual bonus opportunity (as a percentage of base salary) for each Executive at the time the agreement was entered into, as well as severance arrangements under different circumstances. Executives may receive severance benefits if they are terminated involuntarily or terminate voluntarily for Good Reason (as defined below) within 30 days of the Good Reason event. The Executive must deliver written notice of intention to terminate for Good Reason, specifying the applicable provision, and provide the Company a reasonable opportunity to cure. The Good Reason provision in the agreements was designed to equalize the treatment of voluntary terminations for Good Reason with involuntary terminations without cause. Doing so enables the contracts to fulfill their purpose of promoting retention during times of uncertainty and transition. “Good Reason” as defined in the agreements includes material reduction in position, responsibilities or duties, failure by the Company to obtain the assumption of the agreement by a successor company, reduction in base salary (unless the reduction does not exceed 10% and is applied uniformly to all similarly situated executives), breach of agreement or mandatory relocation (other than in connection with promotion) of more than 50 miles. For Mr. Doss, the severance benefit is an amount equal to one year’s base salary, his target bonus for the year in which termination occurs and his actual bonus based on the plan targets, prorated for the number of days Mr. Doss is employed during the year in which termination occurs. For Messrs. Scherger and Yost, the severance benefit is one times base salary. Executives also receive health and welfare benefits for one year after termination and a pro-rata bonus payout. Mr. Doss also vests in any unvested equity awards on the date of his termination as if he were retirement eligible (daily pro-rata vesting) without regard to his actual age or years of service on the date of termination. In addition, if an Executive is separated from service without cause or for Good Reason within one year of a change in control, the Executive receives (i) an additional one-half year of base salary (one year for Mr. Doss) and (ii) instead of the pro-rata bonus, a bonus equal to the Executive’s target level bonus for the year in which the separation occurs (assuming that all performance targets had been achieved) multiplied by 1.5 (multiplied by 2 for Mr. Doss). All benefit payments under the employment agreements are conditioned upon the Executive executing and returning a claims release to the Company.

Executives who do not have employment agreements are eligible to participate in the Graphic Packaging International, LLC Executive Severance Plan. Similar to the provisions in the employment agreements, the Executive Severance Plan provides severance benefits equal to one year’s base salary and a pro-rata bonus if the Executive is terminated involuntarily without cause or terminates his or her employment for Good Reason. If such a termination occurs within one year after a change in control, Executives receive an additional one-half year’s base salary and an amount equal to his or her bonus at target level as if he or she had been employed for the entire year multiplied by 1.5. Payments under the Executive Severance Plan are conditioned upon the participant executing a release that includes a general release of claims against the Company and an agreement to certain confidentiality, non-competition and non-solicitation of employee and customer provisions.

In addition to the change in control provisions in the employment agreements and the Executive Severance Plan, the award agreements for Service RSUs and Performance RSUs provide for accelerated vesting and payout in the event of a change in control. A “change in control” of the Company means any of the following events:

•

The acquisition by any person of beneficial ownership of thirty percent (30%) or more of the combined voting power or outstanding shares of common stock of the Company entitled to vote generally in the election of directors, except if such acquisition is by a person who, prior to such acquisition, is the beneficial owner of thirty percent (30%) or more of such securities, or if such acquisition is by any employee benefit plan or related trust;

Compensation Matters

•

Individuals of the incumbent Board (other than those whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of directors of the Company) do not constitute at least a majority of the Board;

•

Consummation of a reorganization, merger or consolidation to which the Company is a party unless (i) all or substantially all of the individuals and entities who were the Beneficial Owners of the Company’s outstanding securities prior to such transaction beneficially own more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the transaction, and (ii) no person (excluding successors to current stockholders or any employee benefit plan or related trust) beneficially owns thirty percent (30%) or more of the combined voting power of the then outstanding voting securities, except to the extent that such ownership existed prior to the transaction, and (iii) at least a majority of the members of the board of directors of the resulting entity were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing such reorganization, merger or consolidation;

•	The sale, transfer or disposition of all or substantially all of the assets of the Company; or

•	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

The foregoing events were chosen to trigger the vesting and payout of RSUs (even without a subsequent termination of employment) because they constitute a fundamental change in the ownership or control of the Company, which materially alters the prospects and future of the Company and, therefore, the employment conditions and opportunities for the members of management, including the Executives, who receive RSUs.

Policies Applicable to Executive Officers

Clawback Provisions

The Company has clawback provisions in the MIP and long-term equity incentive program grant agreements that call for the recoupment of any short-term incentive compensation under the MIP or any equity-based award given to a current or former employee in the event of a restatement of the Company’s reported financial results. If the Company is required to prepare an accounting restatement due to the material non-compliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and the employee (i) is determined by the Committee to have knowingly or grossly negligently engaged in misconduct, or knowingly or grossly failed to prevent misconduct, or (ii) if the employee is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 or any other regulation, the employee must reimburse the Company the amount of any payment in settlement of any award earned or accrued during the twelve-month period following the filing of the non-compliant financial document.

Stock Ownership Guidelines

The Company has adopted stock ownership guidelines that apply to the non-management members of our Board of Directors and our senior officers (including the Executives). The guidelines require such persons to maintain ownership of the Company’s common stock having a value equal or greater than:

•	3x the annual cash retainer paid to the non-management members of the Board of Directors

•	6x the base salary paid to the President and CEO

•	3x the base salary for the Executive Vice Presidents

•	1x the base salary for the Senior Vice Presidents

Shares owned by a Director or executive officer and unvested Service RSUs count toward satisfaction of the stock ownership guidelines. Unvested Performance RSUs do not count toward satisfaction of the stock ownership guidelines. Directors and executive officers are expected to achieve their applicable ownership levels within five years of becoming subject to the guidelines. All of the Company’s non-management Directors and Executives are in compliance or on target to comply with the guidelines.

Compensation Matters

Hedging and Pledging Policy

The Company’s Hedging and Pledging Policy is contained in its Policy on Trading in Securities of Graphic Packaging Holding Company. Such policy prohibits any director, officer, employee or agent of the Company or its subsidiaries, including their immediate family members and others in their households (each a “Company Associate”) from entering into short sales, publicly-traded options and hedging transactions such as zero cost collars and forward sale contracts that allow the Company Associate to lock in much of the value of his or her securities holdings or continue securities ownership without the full risks and rewards of such ownership. In addition, Company Associates are prohibited from pledging our securities, including through holding our securities in margin accounts or pledging our securities as collateral for a loan.

Tax Issues

Favorable accounting and federal corporate income tax treatment of the various elements of our compensation program is a consideration in its design. However, because of the Company’s net operating loss carryforwards, which are expected to offset the Company’s federal income tax obligations for several years, and because the Committee’s policy is to maximize long-term stockholder value, it is not a primary consideration.

Compensation Matters

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation paid to or earned by the Company’s Principal Executive Officer (Mr. Doss), Principal Financial Officer (Mr. Scherger), and the Company’s three other most highly paid executive officers who were serving as executive officers on December 31, 2021 (collectively, the “Named Executive Officers”) for each of the three fiscal years ended December 31, 2021.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)		Total ($)

Michael P. Doss President and Chief Executive Officer (Principal Executive Officer)	2021	1,119,250	–		5,006,859	895,400	–	287,760	(3)	7,309,269
	2020	1,086,650			5,030,321	1,358,313	190,604	343,213		8,009,101
	2019	1,055,000			5,497,311	1,899,000	436,904	265,977		9,154,192

Stephen R. Scherger Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2021	688,418	–		1,351,238	352,470		153,020	(4)	2,545,146
	2020	668,367			1,524,431	641,632	–	166,079		3,000,509
	2019	648,900			1,665,958	778,680	–	131,923		3,225,462

Michael J. Farrell Executive Vice President, Mills Division	2021	475,200	–		802,576	212,890		97,329	(5)	1,587,995
	2020	440,000			785,025	369,600	–	100,039		1,694,664

Lauren S. Tashma Executive Vice President, General Counsel and Secretary	2021	535,436	100,000	(6)	777,565	239,875		110,908	(7)	1,763,785
	2020	519,841			777,071	405,476	–	118,986		1,821,374
	2019	504,700			849,219	492,083	–	97,089		1,943,091

Joseph P. Yost Executive Vice President and President, Americas	2021	601,000	–		1,265,030	288,480	–	130,617	(8))	2,285,127
	2020	583,495			1,041,041	525,145	75,438	129,544		2,354,663
	2019	566,500			1,137,697	637,313	228,440	85,533		2,655,483

(1)

Amounts shown in this column represent the aggregate fair value of Service RSUs and Performance RSUs as of the date of grant, computed in accordance with FASB ASC Topic 718. The value of Performance RSUs assumes performance occurs at target level. The value of 2021 Stock Awards assuming payout of Performance RSUs at the maximum level is as follows: Mr. Doss: $8,315,057; Mr. Scherger: $2,244,047; Mr. Farrell: $1,332,870; Ms. Tashma: $1,291,334; and Mr. Yost: $1,935,696.

(2)

The amounts set forth in this column for Messrs. Doss and Yost for 2019 reflect the aggregate increase, if any, in the present value of accumulated benefits under our Pension Plans (including Supplemental Pension Plans) during the year. The amounts set forth in this column for 2020 represent increases under the Supplemental Pension Plans only, because both Mr. Doss and Mr. Yost received lump sum payments of accrued benefits under the U.S. Consolidated Pension Plan in 2019. The present value of Mr. Doss and Mr. Yost’s accumulated benefits under our Supplemental Pension Plans decreased by $46,893 and $20,289, respectively, during 2021 due to an increase in discount rates used to calculate the present value of their accumulated benefits. Mr. Scherger, Mr. Farrell and Ms. Tashma do not participate in the Company’s Pension Plans. None of the Named Executive Officers realized above market or preferential earnings on deferred compensation.

(3)

The amount shown for Mr. Doss includes (i) $24,669 of Company matching and supplemental contributions to the Company’s 401(k) Plan; and (ii) $260,270 of Company matching and supplemental contributions to the NQDCP.

(4)

The amount shown for Mr. Scherger represents (i) $24,714 of Company matching and supplemental contributions to the Company’s 401(k) Plan; and (ii) $128,306 of Company matching and supplemental contributions to the NQDCP.

(5)

The amount shown for Mr. Farrell represents (i) $24,827 of Company matching and supplemental contributions to the Company’s 401(k) Plan; and (ii) $72,502 of Company matching and supplemental contributions to the NQDCP.

(6)	Ms. Tashma received a special one-time bonus of $100,000 to recognize her leadership of the Human Resources function after Ms. Stacey V. Panayiotou resigned in October 2021.

(7)

The amount shown for Ms. Tashma includes (i) $24,863 of Company matching and supplemental contributions to the Company’s 401(k) Plan; and (ii) $83,555 of Company matching and supplemental contributions to the NQDCP.

(8)

The amount shown for Mr. Yost represents $25,760 of Company matching and supplemental contributions to the Company’s 401(k) Plan; and (ii) $104,857 of Company matching and supplemental contributions to the NQDCP.

Compensation Matters

Additional Information regarding the Summary Compensation Table

Salary. The amounts shown as salaries in the Summary Compensation Table for 2021 represent amounts actually paid during 2021 and may not be the same as base salary levels at fiscal year end. The salaries shown include amounts contributed to the Company’s NQDCP by the Executive.

Non-Equity Incentive Plan Compensation. The Company’s MIP is designed to provide short-term incentive awards based upon the accomplishment by the Company of performance goals established at the beginning of each year. Awards are paid in cash during the first quarter of the following year. The amounts shown in the Summary Compensation Table represent amounts earned in 2021 and paid during the first quarter of 2022.

Stock Awards. In 2021, the Compensation and Management Development Committee and the Board approved grants of RSUs under the 2014 Plan to our Named Executive Officers. These grants were made up of Service RSUs (one-third of total grant) and Performance RSUs (two-thirds of total grant). The number of shares paid out pursuant to the Performance RSUs is determined by the accomplishment of certain performance metrics established by the Board of Directors. For 2021 grants, the performance metrics are Adjusted EBITDA for the three-year period ending December 31, 2023 (40% weight), average return on invested capital for the three-year period ending December 31, 2023 (40% weight) and Organic Revenue Growth (20% weight). Performance RSUs are also subject to a relative Total Stockholder Return modifier, which adjusts payouts by up to 20% (up or down), subject to the 200% of target cap. All of the RSUs vest on the third anniversary of the date of grant and are payable in shares of the Company’s common stock.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts shown in the Change in Pension Value and Non-Qualified Deferred Compensation column of the Summary Compensation Table represent only the aggregate increase (if any) in the present value of accumulated benefits under our Supplemental Plans, as none of the Executives participated in the U.S. Consolidated Pension Plan during 2021. None of the Named Executive Officers realized above-market or preferential earnings on deferred compensation.

2021 CEO Pay Ratio Information

In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K promulgated under the Exchange Act, the Company is required to determine and disclose the total annual compensation of the Company’s Principal Executive Officer (who is Michael P. Doss, the Company’s President and CEO) and the total annual compensation of the employee with the median of the total annual compensation of all employees of the Company (excluding Mr. Doss) and then express these amounts as a ratio.

Pursuant to Instruction 7 to Item 402(u), the Company is omitting from its pay ratio calculation those employees that became employees of the Company as a result of the Americraft Carton, Inc. and AR Packaging Group AB acquisitions in 2021. Americraft Carton had approximately 630 employees and AR Packaging Group AB had approximately 5,000 employees at the time of their respective acquisitions.

After adjusting for the two acquisitions, the Company reviewed employee headcount information and our compensation programs for 2021 and determined that it did not have any change in its employee population or employee compensation arrangements in 2021 that it believes would significantly impact its pay ratio disclosure. Accordingly, for purposes of its 2021 disclosure, the Company is using the same median employee that was identified for purposes of its 2020 pay ratio disclosure.

To identify the employee with the median total annual compensation in 2020, the Company chose all cash compensation paid during the calendar year to each of its domestic and international employees as of December 31, 2020 as its consistently applied compensation measure. The Company did not annualize salaries for those employees who started working for the Company midyear or those employees who were on leave for a portion of the year. For those international employees paid in a different currency, the Company converted the total of all cash compensation paid to such employees to U.S. dollars, based on the exchange rate in effect on December 31, 2020.

Using the median employee identified based upon 2020 data, the Company determined the median employee’s total annual compensation for 2021 was $53,803. The total annual compensation of our President and CEO for 2021 was $7,309,269. The ratio of the total annual compensation of our President and CEO to the median employee’s total annual compensation was 136:1.

Compensation Matters

The following table sets forth information regarding the grants of annual cash incentive compensation and annual equity compensation during 2021 to the Named Executive Officers.

Grants of Plan-Based Awards in Fiscal 2021

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)(3)	Maximum (#)(4)

Michael P. Doss	2/24/21	0	1,399,063	2,798,125

	2/24/21				0	212,200	424,400		3,308,198

	2/24/21							106,100	1,698,661

Stephen R. Scherger	2/03/21	0	550,734	1,101,469

	2/24/21				0	57,268	114,536		892,808

	2/24/21							28,634	458,430

Michael J. Farrell	2/03/21	0	332,640	665,280

	2/24/21				0	34,015	68,030		530,294

	2/24/21							17,007	272,282

Lauren S. Tashma	2/03/21	0	374,805	749,610

	2/24/21				0	32,111	64,222		500,610

	2/24/21							16,056	257,057

Joseph P. Yost	2/03/21	0	450,750	901,500

	2/24/21				0	43,019	86,038		670,666

	2/24/21							21,510	344,375

	12/01/21							12,926	249,989

(1)	The amounts set forth in these columns reflect the threshold, target and maximum cash payments that could have been earned during 2021 under the MIP.

(2)

Amounts in this column represent the threshold number of Performance RSUs that will be paid out assuming Company performance occurs at less than 90% of the Adjusted EBITDA performance measure, less than 90% of the Return on Invested Capital performance measure and 90% of the Organic Revenue Growth performance measure under the 2021 long-term incentive program (the “2021 LTIP”).

(3)

Amounts in this column represent the number of Performance RSUs granted to each of the Named Executive Officers. This is the number of Performance RSUs that will be paid out assuming Company performance at the target levels under the 2021 LTIP.

(4)	Amounts in this column represent the maximum number of Performance RSUs that will be paid out to each of the Named Executive Officers under the 2021 LTIP, which is 200% of the target level grant.

(5)

Amounts in this column represent the number of Service RSUs granted to each of the Named Executive Officers in 2021. The Service RSUs vest after three years of continuous employment with the Company, or earlier upon a change in control or on a pro-rata basis upon a termination of employment due to death, disability or retirement.

(6)

Amounts in this column represent the aggregate grant date fair value of Performance RSUs and Service RSUs, computed in accordance with FASB ASC Topic 718. The value of the Performance RSUs assumes performance occurs at target level.

Compensation Matters

The following table sets forth the aggregate outstanding RSUs held by the Named Executive Officers at the end of fiscal 2021. None of the Named Executive Officers held any stock options at the end of fiscal 2021.

Outstanding Equity Awards at 2021 Fiscal Year End

	Stock Awards

Name	Numbers of Shares or Units of Stock that have not Vested (#)(1)	Market Value of Shares or Units of Stock that have not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Michael P. Doss	358,660(4)	6,993,870	717,319(4)	13,987,721

Stephen R. Scherger	105,172(5)	2,050,854	210,344(5)	4,101,708

Michael J. Farrell	51,309(6)	1,000,526	102,619(6)	2,001,071

Lauren S. Tashma	55,071(7)	1,073,885	110,141(7)	2,147,750

Joseph P. Yost	86,705(8)	1,690,748	147,555(8)	2,877,323

(1)	The numbers in this column represent the aggregate number of Service RSUs held by each of the Named Executive Officers as of December 31, 2021.

(2)	Amounts in this column are calculated based on the closing price of the Company’s common stock on December 31, 2021.

(3)	The numbers in this column represent the number of Performance RSUs held by each of the Named Executive Officers as of December 31, 2021.

(4)	Mr. Doss’ RSUs vest as follows: 437,684 on February 21, 2022; 319,995 on February 20, 2023; and 318,300 on February 24, 2024.

(5)	Mr. Scherger’s RSUs vest as follows: 132,640 on February 21, 2022; 96,974 on February 20, 2023; and 85,902 on February 24, 2024.

(6)	Mr. Farrell’s RSUs vest as follows: 52,968 on February 21, 2022; 49,938 on February 20, 2023; and 51,022 on February 24, 2024.

(7)	Ms. Tashma’s RSUs vest as follows: 67,613 on February 21, 2022; 49,432 on February 20, 2023; and 48,167 on February 24, 2024.

(8)	Mr. Yost’s RSUs vest as follows: 90,581 on February 21, 2022; 66,224 on February 20, 2023; 64,529 on February 24, 2024; and 12,926 on December 1, 2024.

Compensation Matters

The following table sets forth information regarding RSUs held by the Named Executive Officers that vested and were paid out during 2021.

Option Exercises and Stock Vested

	Stock Awards(1)

Name	No. of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)

Michael P. Doss	453,478	7,355,413

Stephen R. Scherger	136,118	2,207,834

Michael J. Farrell	24,044	389,994

Lauren S. Tashma	79,601	1,291,128

Joseph P. Yost	102,252	1,658,527

(1)

Only Stock Awards are included in the table because none of the Named Executive Officers held or exercised any stock options during 2021. The numbers in this column show the aggregate number of Performance RSUs and Service RSUs vested and paid out during 2021.

(2)	Value realized represents the fair market value of the shares on the vesting date.

Pension Benefits at 2021 Fiscal Year End

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)(3)

Michael P. Doss(2)	Riverwood International Supplemental Retirement Plan	11	1,166,218	0

	Graphic Packaging Supplemental Retirement Plan	5	16,205	0

Stephen R. Scherger	–	–	–	–

Michael J. Farrell	–	–	–	–

Lauren S. Tashma	–	–	–	–

Joseph P. Yost(2)	Riverwood International Supplemental Retirement Plan	11	432,913	0

(1)

The valuation method and assumptions used in calculating the present value of the accumulated benefits are set forth in Note 8 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

(2)

Benefit service was frozen on December 31, 2004 for both the GPIC Retirement Plan and the Graphic Packaging Supplemental Retirement Plan. Mr. Doss was transferred to the Riverwood International Employees Retirement Plan and Riverwood International Supplemental Retirement Plan as of January 1, 2005. Mr. Doss and Mr. Yost’s benefit service for the Riverwood International Employees Retirement Plan and the Riverwood International Supplemental Retirement Plan was frozen as of June 30, 2011. Effective January 1, 2017, the Riverwood International Employees Retirement Plan and the GPIC Retirement Plan were merged into the GPI US Consolidated Pension Plan, but are shown separately in the table above because they are treated as subplans under the consolidated plan.

(3)	In 2019, Mr. Doss and Mr. Yost received lump-sum payments in settlement of the Company’s obligations to them under the GPI US Consolidated Pension Plan.

Compensation Matters

The following table sets forth information regarding the Named Executive Officers’ participation in the Company’s NQDCP.

2021 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Michael P. Doss	171,039	260,270	786,375	–	4,810,711

Stephen R. Scherger	80,271	128,306	489,825	–	4,594,714

Michael J. Farrell	42,768	72,502	76,732	–	366,886

Lauren S. Tashma	53,700	83,555	85,762	–	974,874

Joseph P. Yost	60,042	104,857	287,775	–	1,750,933

(1)	These amounts were included as 2021 compensation in the “Salary” or “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table.

(2)

These amounts, which were earned as of fiscal year end but not contributed until early 2022, were included in compensation in the “All Other Compensation” column for 2021 in the Summary Compensation Table and are reflected in the “Aggregate Balance at Last FYE” column of this table.

(3)	In previous years the amounts shown below have been included in the Company’s Summary Compensation Table as compensation to the following Named Executive Officers:

Michael P. Doss	$2,115,735

Stephen R. Scherger	$2,059,423

Michael J. Farrell	$113,950

Lauren S. Tashma	$415,608

Joseph P. Yost	$513,291

Deferred Compensation. In 2011, the Company implemented the NQDCP, a nonqualified deferred compensation plan to which Executives and other eligible senior employees may defer a portion of their annual base salary and/or payment under the MIP, and to which the Company may also make additional contributions. Contributions to the NQDCP were first made during 2012. The NQDCP permits participants to defer and contribute from 1% to 50% of their base salary and up to 100% of their payment under the MIP to the plan. The NQDCP offers deemed investment options that generally mirror those available under the Company’s 401(k) Plan. The Company may, in its discretion, make contributions to the NQDCP, such as 401(k) restoration matching contributions and other supplemental contributions for Executives and eligible senior employees who do not participate in or receive future service accruals to one of the Company’s Pension Plans or Supplemental Plans. NQDCP distributions will be made or commence on the earlier of the six-month anniversary of a participant’s separation from service with the Company, a change in control of the Company or, if elected by the participant, on a specified date. Payment will be made in a lump sum or in annual installments (up to 10) as elected by the participant.

Compensation Matters

The following table provides information as of December 31, 2021, with respect to the Company’s 2014 Plan, under which equity securities are authorized for issuance:

2021 Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance (Excluding Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)

Equity compensation plan approved by stockholders	4,926,826(1)	N/A	11,564,363(2)

Equity compensation plans not approved by stockholders	N/A	N/A	N/A

Total	4,926,826(1)	N/A	11,564,363(2)

(1)	Includes no stock options and 4,926,826 RSUs. Does not include up to 3,124,877 additional shares that may be issued if the Performance RSUs are paid out at a level above target.

(2)

All of these securities are available for issuance under the 2014 Plan and may be granted as full-value awards. This number includes 4,054,610 shares transferred from the Company’s Amended and Restated 2004 Omnibus Stock and Incentive Compensation Plan to the 2014 Plan. The number does not reflect up to 3,124,877 additional shares that may be issued if Performance RSUs are paid out at a level above target.

Potential Payments Upon Termination

The table below reflects the amount of compensation that would become payable to each of the Named Executive Officers under existing plans and arrangements if the Named Executive Officer’s employment was terminated (i) because of death; (ii) because of disability; (iii) by the Company without Cause or by the Named Executive Officer for Good Reason (as described in such Named Executive Officer’s employment agreement or, with respect to Mr. Farrell and Ms. Tashma, the Executive Severance Plan); or (iv) by the Company without Cause or by the Named Executive Officer for Good Reason within one year following a change in control of the Company, in each such case as of December 31, 2021, given the Named Executive Officer’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment and benefits available to all salaried employees, such as distributions of employee contributions and Company matching and supplemental contributions under the Company’s 401(k) Plan and any accrued untaken vacation pay. These benefits are also in addition to the benefits described above in the Pension Benefits at 2021 Fiscal Year End table and the 2021 Nonqualified Deferred Compensation table.

In the event that a Named Executive Officer is terminated for cause, no cash severance is payable, and the Named Executive Officer forfeits all unvested equity awards. In addition, no continued welfare benefits or outplacement services are provided to the Named Executive Officer.

Compensation Matters

The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of an executive’s actual separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events shown below, actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the maximum payouts under any incentive plans and the executive’s age.

	Termination following Death			Termination following Disability			Termination Without Cause or for Good Reason(1)			Termination following a Change in Control(1)

Name	Cash ($)	Equity ($)	Total ($)	Cash ($)	Equity ($)	Total ($)	Cash ($)	Equity ($)	Total ($)	Cash ($)	Equity ($)	Total ($)

Michael P. Doss	1,492,333	13,769,523	15,261,857	1,399,063	13,769,523	15,168,586	3,917,375	13,769,523	17,686,898	6,435,688	20,981,591	27,417,278

Stephen R. Scherger	608,103	4,114,555	4,722,658	550,734	4,114,555	4,665,290	1,239,152	4,114,555	5,353,708	2,409,463	6,152,562	8,562,025

Michael J. Farrell	372,240	1,871,168	2,243,408	332,640	1,871,168	2,203,808	807,840	1,871,168	2,679,008	1,544,400	3,001,596	4,545,996

Lauren S. Tashma	419,425	2,121,556	2,540,980	374,805	2,121,556	2,496,361	910,241	2,121,556	3,031,797	1,740,167	3,221,634	4,961,801

Joseph P. Yost	500,833	2,849,149	3,349,982	450,750	2,849,149	3,299,899	1,051,750	2,849,149	3,900,899	2,028,375	4,568,070	6,596,445

(1)

In addition to the amounts shown above, each Named Executive Officer receives life, medical, dental and prescription drug benefits for one year following the date of termination, as well as outplacement and career counseling services with a cost up to $25,000. The maximum annual amount of such continued life, medical, dental and prescription drug benefits for each of the Named Executive Officers is:

Michael P. Doss	$43,742

Stephen R. Scherger	$35,785

Michael J. Farrell	$41,156

Lauren S. Tashma	$42,178

Joseph P. Yost	$34,060

In the event that the Named Executive Officer’s employment is terminated because of his or her retirement, such Named Executive Officer receives no cash severance and the same equity payout as if his or her employment had been terminated as a result of death.

Proposal 3 — Advisory Vote on Executive Compensation (“Say-on-Pay”)

Section 14A of the Exchange Act requires that the Company include in this Proxy Statement a non-binding stockholder vote on the executive compensation described in this Proxy Statement (commonly referred to as a “Say-on-Pay” vote). The Company encourages stockholders to review the Compensation Discussion and Analysis and the additional executive compensation information contained in this Proxy Statement. The Board of Directors believes that the Company’s compensation program appropriately balances the need to incentivize our executives to achieve the Company’s objectives with responsible pay practices, thereby aligning the interests of our executives with those of our stockholders.

The Board of Directors strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the compensation of the Company’s Named Executive Officers as described in this Proxy Statement under “Compensation Matters,” including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement is hereby approved.

This vote is advisory and will not be binding upon the Board of Directors or the Compensation and Management Development Committee and neither the Board nor the Compensation and Management Development Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation and Management Development Committee will, however, carefully consider the outcome of this vote when considering future executive compensation arrangements.

BOARD RECOMMENDATION

The Board of Directors recommends a vote “FOR” approval of the Company’s executive compensation.

Additional Information

PROXY SOLICITATION AND HOUSEHOLDING

The Company will bear the entire cost of proxy solicitation, including the preparation, Internet posting, assembly, printing, mailing and distribution of proxy materials. In addition to the use of the mail, proxies may be solicited personally by telephone by certain employees. The Company will reimburse brokers or other persons holding stock in their names or in the names of nominees for their expense in sending proxy materials to beneficial holders and obtaining their proxies.

Some banks, brokers or other nominee record holders of the Company’s common stock may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement and Annual Report may be sent to multiple stockholders in the same household. The Company will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to the Company at the following address: Graphic Packaging Holding Company, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, Attention: Corporate Secretary or by calling (770) 240-7200. Any stockholder who wants to receive separate copies of the Annual Report and Proxy Statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of the Company’s common stock by (i) each stockholder that is known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each Director, (iii) each Named Executive Officer and (iv) the Directors and executive officers as a group. Unless otherwise noted, such information is provided as of March 15, 2022, and the beneficial owners listed have sole voting and investment power with respect to the number of shares shown. An asterisk in the percent of class column indicates beneficial ownership of less than one percent.

Name	Number of Shares	Percentage

5% Stockholders:

Fuller & Thaler Asset Management, Inc.(1)	21,029,309	6.8%

The Vanguard Group(2)	27,638,332	9.0%

Directors:

Aziz Aghili	–	*

Laurie Brlas	26,105	*

Paul D. Carrico	55,863	*

Michael P. Doss	1,647,156	*

Robert A. Hagemann	98,102	*

Philip R. Martens	64,434	*

Mary K. Rhinehart	8,120	*

Dean R. Scarborough	31,712	*

Larry M. Venturelli	83,067	*

Lynn A. Wentworth	116,221	*

Named Executive Officers:

Stephen R. Scherger	505,948	*

Michael J. Farrell	57,681	*

Lauren S. Tashma	178,542	*

Joseph P. Yost	223,953	*

All Directors and Executive Officers as a group (16 persons)	3,143,886	1.0%

Additional Information

(1)

Pursuant to Amendment No.1 to a Schedule 13G filed with the SEC on February 8, 2022, Fuller & Thaler Asset Management, Inc. may be deemed to beneficially own 21,029,309 shares of the company’s common stock. Fuller & Thaler Asset Management, Inc. has sole voting power with respect to 20,640,367 of such shares and shared voting power with respect to none of such shares. Fuller & Thaler Asset Management, Inc. has sole dispositive power with respect to 21,029,309 of such shares. The business address of Fuller & Thaler Asset Management, Inc. is 411 Borel Avenue, Suite 300, San Mateo, California 94402.

(2)

Pursuant to Amendment No. 7 to a Schedule 13G filed with the SEC on February 10, 2021, as of December 31, 2022, The Vanguard Group may be deemed to beneficially own 27,638,332 shares of the Company’s common stock. The Vanguard Group has sole voting power with respect to none of such shares and shared voting power with respect to 166,156 of such shares. The Vanguard Group has sole dispositive power with respect to 27,220,697 of the shares and shares dispositive power with respect to 417,635 of such shares. The business address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who own more than 10% of the Company’s common stock, to file reports of initial ownership of the Company’s equity securities and subsequent changes in that ownership with the SEC. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to or filed with the SEC during 2021 and Forms 5 and amendments thereto filed with the SEC with respect to 2021, and written representations from the Company’s reporting persons, the Company believes that its officers, Directors and beneficial owners have complied with all filing requirements under Section 16(a) applicable to such persons.

STOCKHOLDER PROPOSALS AND NOMINATIONS

If you intend to present a proposal at the 2023 annual meeting of stockholders, and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to the Company’s Corporate Secretary at 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328. The Corporate Secretary must receive this proposal no later than December 2, 2022. If you want to present a proposal at the 2023 annual meeting of stockholders, without including the proposal in the proxy statement, or if you want to nominate one or more Directors, you must provide written notice to the Company’s Corporate Secretary at the address above. The Corporate Secretary must receive this notice not earlier than January 24, 2023, and not later than February 23, 2023. However, if the date of the 2023 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the 2022 Annual Meeting, then such proposal must be submitted by the later of the 90th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Notice of a proposal or nomination must include:

•

as to each proposed nominee for election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-8 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

•

as to any other proposal, a brief description of the proposal (including the text of any resolution proposed for consideration), the reasons for such proposal and any material interest in such proposal of such stockholder and of any beneficial owner on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder and beneficial owner, as they appear on the Company’s books;

•	the number of shares of the Company’s common stock that are owned beneficially and of record by such stockholder and such beneficial owner;

•

a representation that the stockholder is a holder of record of the Company’s common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

Additional Information

Only persons who are nominated in accordance with the procedures described above will be eligible for election as Directors and only such other proposals as were brought before the meeting in accordance with the procedures described above will be presented at the meeting. Except as otherwise provided by law, the Company’s Restated Certificate of Incorporation or Amended and Restated By-Laws, the Chairman of the meeting will have the power and duty to determine whether a nomination or any other proposal was made or proposed in accordance with these procedures. If any proposed nomination or proposal is not made or proposed in compliance with these procedures, it will be disregarded. A proposed nomination or proposal will also be disregarded if the stockholder or a qualified representative of the stockholder does not appear at the annual meeting of stockholders to present the nomination or proposal, notwithstanding that the Company may have received proxies with respect to such vote.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified the Company of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that the Company has prepared to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require determining the eligibility of such proposed nominee to serve as a Director.

By order of the Board of Directors,

Lauren S. Tashma

Executive Vice President, General Counsel

and Secretary

Atlanta, Georgia

April 1, 2022

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/23/2022 for shares held directly and by 11:59 P.M. ET on 05/21/2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/23/2022 for shares held directly and by 11:59 P.M. ET on 05/21/2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.,. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0000545087_1 R1.0.0.24 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Laurie Brlas 02) Robert A. Hagemann 03) Mary K. Rhinehart The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. 3. Approval of compensation paid to Named Executive Officers (Say-on-Pay). NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR all nominees in item 1 and FOR the proposals in items 2 and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report (including Form 10-K) is/are available at www.proxyvote.com . GRAPHIC PACKAGING HOLDING COMPANY This proxy is solicited by the Board of Directors Annual Meeting of Stockholders May 24, 2022 The undersigned stockholder(s) hereby appoint(s) Lauren S. Tashma and Stephen R. Scherger, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GRAPHIC PACKAGING HOLDING COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time on May 24, 2022, at Graphic Packaging Holding Company, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, and any adjournment or postponement thereof. If such undersigned stockholder(s) hold(s) shares of GRAPHIC PACKAGING HOLDING COMPANY in a 401(k) Plan, such stockholder(s) hereby authorize(s) and direct(s) the trustee of such 401(k) Plan to vote all shares in the undersigned stockholder(s) account under the 401(k) Plan in the manner indicated on the reverse side of this proxy at the Annual Meeting and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR APPROVAL OF THE PROPOSALS SET FORTH IN ITEMS 2 AND 3. IF SHARES ARE HELD IN A 401(K) PLAN AND NO DIRECTIONS ARE GIVEN, THE TRUSTEE WILL NOT VOTE THE SHARES CREDITED TO YOUR ACCOUNT. PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED REPLY ENVELOPE